Exhibit 10.1

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS VIREO HEALTH OF NEW YORK, LLC, a New York limited liability company "SELLER" AND IIP-NY 2 LLC, a Delaware limited liability company "BUYER" September 1, 2021 Tyron Technology Park County Highway 107 Perth, New York

TABLE OF CONTENTS

Page

ARTICLE 1 CERTAIN DEFINITIONS 1

ARTICLE 2 PURCHASE, PURCHASE PRICE AND PAYMENT 5

ARTICLE 3 ESCROW 6

ARTICLE 4 INVESTIGATION PERIOD; VOLUNTARY TERMINATION; TITLE 7

ARTICLE 5 PRE-CLOSING OBLIGATIONS OF SELLER AND BUYER 10

ARTICLE 6 SELLER'S DELIVERIES 11

ARTICLE 7 BUYER'S DELIVERIES 12

ARTICLE 8 CONDITIONS TO CLOSING; CLOSING; DEFAULT; REMEDIES 12

ARTICLE 9 REPRESENTATIONS AND WARRANTIES OF SELLER 17

ARTICLE 10 REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF BUYER 20

ARTICLE 11 COSTS, EXPENSES AND PRORATIONS 20

ARTICLE 12 ACTIONS TO BE TAKEN AT THE CLOSING 21

ARTICLE 13 BROKERS 22

ARTICLE 14 INDEMNIFICATION 22

ARTICLE 15 MISCELLANEOUS 23

EXHIBITS

Exhibit A Legal Description of Land
Exhibit B Seller's Deed
Exhibit C Intentionally Omitted
Exhibit D Certificate of Non-Foreign Status
Exhibit E Intentionally Omitted
Exhibit F Assignment of Permits, Entitlements and Intangible Property
Exhibit G General Provisions of Escrow
Exhibit H Form of Lease Amendment

SCHEDULES

1.0 List of Seller's Deliveries
2.0 Environmental Disclosure Statement
3.0 Excluded Property

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS TO: Settlement Corp ("Escrow Agent") 5301 Wisconsin Avenue, N.W. #710 Washington, D.C. 20015 Attn: Todd Deckelbaum TEL: (202) 537-0005 x104 E-mail: tdeckelbaum@settlementcorp.com THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into and effective as of the 1st day of September, 2021, by and between VIREO HEALTH OF NEW YORK, LLC, a New York limited liability company ("Seller"), and IIP-NY 2 LLC, a Delaware limited liability company ("Buyer"), each of whom shall sometimes separately be referred to herein as a "Party" and both of whom shall sometimes collectively be referred to herein as the "Parties." This Agreement constitutes: (a) a binding purchase and sale agreement between Seller and Buyer; and (b) joint escrow instructions to Escrow Agent whose consent appears at the end of this Agreement. FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, the Parties mutually agree as follows: ARTICLE 1 CERTAIN DEFINITIONS In addition to those terms defined elsewhere in this Agreement, the following terms have the meanings set forth below: "Affiliate" shall mean, with respect to any particular Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, the term "control" shall be deemed satisfied to the extent that there exists direct or indirect ownership representing a minimum ten percent (10%) ownership interest. "Agreement" shall mean this Purchase and Sale Agreement and Joint Escrow Instructions dated as of the 1st day of September 2021, by and between Seller and Buyer, together with all Exhibits and Schedules attached hereto. "ALTA" shall mean American Land Title Association. "ALTA Extended Coverage Policy" shall have the meaning given such term in Section 8.1(c) hereof. "Asserted Liability" shall have the meaning given to such term in Section 14.2 hereof. "Assignment of Permits, Entitlements and Intangible Property" shall mean the Assignment of Permits, Entitlements and Intangible Property, in the form of Exhibit F attached and incorporated herein by reference or such other form reasonably approved by Buyer. "Business Day" shall mean a Calendar Day, other than a Saturday, Sunday or a day observed as a legal holiday by the United States federal government or the State of New York. "Buyer" shall mean IIP-NY 2 LLC, a Delaware limited liability company, its successors and assigns. "Buyer Indemnitees" shall have the meaning ascribed to such term in Section 14.1(a) hereof. "Buyer's Election Not to Terminate" shall have the meaning given to such term in Section 4.3 hereof. "Buyer's Election to Terminate" shall have the meaning given to such term in Section 4.2 hereof. "Calendar Day" shall mean any day of the week including a Business Day. 1

"Cash" shall mean legal tender of the United States of America represented by either: (a) currency; (b) a cashier's or certified check or checks currently dated, payable to Escrow Agent or order, and honored upon presentation for payment; or (c) immediately available funds wire transferred or otherwise deposited into Escrow Agent's account at Escrow Agent's direction. "Certificate of Non-Foreign Status" shall mean that certain Certificate of Non-Foreign Status, in the form of Exhibit D attached hereto and incorporated herein by reference. "Claims Notice" shall have the meaning given to such term in Section 14.2 hereof. "Closing" shall have the meaning given to such term in Section 8.4 hereof. "Closing Date" shall have the meaning given to such term in Section 8.4 hereof. "Closing Deposit" shall have the meaning given to such term in Section 2.2(c) hereof. "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenue laws. "Condemnation Proceeding" shall have the meaning given to such term in Section 8.3(a) hereof. "Contracts" shall mean all written or oral: (a) insurance, management, leasing, security, janitorial, cleaning, pest control, waste disposal, landscaping, advertising, service, maintenance, operating, repair, collective bargaining, employment, employee benefit, severance, franchise, licensing, supply, purchase, consulting, professional service, advertising, promotion, public relations and other contracts and commitments in any way relating to the Property or any part thereof, together with all supplements, amendments and modifications thereto; and (b) equipment leases and all rights and options of Seller thereunder, together with all supplements, amendments and modifications thereto. "Cure Notice" shall have the meaning given to such term in Section 4.1(b) hereof. "Disapproved Title Exceptions" shall have the meaning given to such term in Section 4.1(b) hereof. "Disapproved Title Exceptions Notice" shall have the meaning given to such term in Section 4.1(b) hereof. "Eastern Time" shall mean Eastern Standard Time (or Eastern Daylight Savings Time, whichever shall be in effect at the time in question). "Effective Date" shall mean, provided that this Agreement has been executed and delivered by both Buyer and Seller, the later of (a) the date this Agreement is executed and delivered by Buyer or (b) the date this Agreement is executed and delivered by Seller, as such dates appear after each Party's signature herein below. "Environmental Laws" shall mean all applicable federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authorities, which relate to the environment and/or which classify, regulate, impose liability, obligations, restrictions on ownership, occupancy, transferability or use of the Real Property, and/or list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Materials. "Escrow" shall have the meaning given to such term in Article 3 hereof. "Escrow Agent" shall have the meaning given to such term in the preamble of this Agreement. "Excluded Property" means the property, if any, described on Schedule 3.0 attached hereto and incorporated herein by reference. "Existing PSA" shall mean that certain Purchase Option Agreement dated October 13, 2020, by and between Owner and Seller, together with the exercise notice letter from Seller to Owner dated May 14, 2021. 2

"General Provisions" shall have the meaning given to such term in Article 3 hereof. "Guarantors" shall have the meaning given to such term in the Lease. "Guaranty" shall mean the Guaranty in the form attached as Exhibit D to the Lease. "Hazardous Materials" shall mean all hazardous wastes, toxic substances, pollutants, contaminants, radioactive materials, flammable explosives, other such materials, including, without limitation, substances defined as "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "toxic pollutants," "petroleum substances," or "infectious waste" in any applicable laws or regulations including, without limitation, the Environmental Laws, and any material present on the Real Property that has been shown to have significant adverse effects on human health including, without limitation, radon, pesticides, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum products (including any products or by-products therefrom), lead-based paints and any material containing or constituting any of the foregoing, and any such other substances, materials and wastes which are or become regulated by reason of actual or threatened risk of toxicity causing injury or illness, under any Environmental Laws or other applicable federal, state or local law, statute, ordinance or regulation, or which are classified as hazardous or toxic under current or future federal, state or local laws or regulations. Notwithstanding anything in this Agreement to the contrary, the Parties agree that cannabis and all derivatives of cannabis including those used or created in the creation of medical cannabis are not to be deemed Hazardous Materials. "Improvements" shall mean all buildings, structures, fixtures, systems, facilities and other improvements now or hereafter located on the Land, if any, together with all water control systems, utility lines and related fixtures and improvements, drainage facilities, landscaping improvements, fencing, roadways and walkways, and all privileges, rights, easements, hereditaments and appurtenances thereto belonging, but specifically excluding the Excluded Property. "Indemnitees" shall have the meaning given to such term in Section 14.2 hereof. "Indemnitor" shall have the meaning given to such term in Section 14.2 hereof. "Independent Consideration" shall have the meaning given to such term in Section 2.2(b) hereof. "Information" shall have the meaning given to such term in Section 4.4 hereof. "Initial Deposit" shall have the meaning given to such term in Section 2.2(a) hereof. "Intangible Property" shall have the meaning given to such term in Section 2.1(c) hereof. "Investigation Period" shall have the meaning given to such term in Section 4.1 hereof. "Joiner" shall have the meaning given to such term in Section 15.16 hereof. "Land" shall mean that certain parcel of real property comprising ninety-six (96) acres located in the City of Perth, County of Fulton, State of New York, the legal description of which is set forth on Exhibit A attached hereto and incorporated herein by reference. "Lease" shall mean that certain Lease Agreement by and between Buyer, as landlord, and Seller, as tenant, dated as of October 23, 2017, as amended by that certain First Amendment to Lease Agreement dated as of December 7, 2018, and as further amended by that certain Second Lease Amendment dated as of April 10, 2020. "Lease Amendment" shall mean the Third Amendment to Lease, in the form of Exhibit H attached hereto and incorporated herein by reference. "Losses" shall have the meaning given to such term in Section 14.1 hereof. 3

"Material Loss" shall mean any damage, loss or destruction to any portion of the Real Property, the loss of which is equal to or greater than One Hundred Thousand Dollars ($100,000.00) (measured by the cost of repair or replacement). "Monetary Obligations" shall mean any and all liens, liabilities and encumbrances placed, or caused to be placed, of record against the Real Property evidencing a monetary obligation which can be removed by the payment of money, including, without limitation, delinquent real property taxes and assessments, deeds of trust, mortgages, mechanic's liens, attachment liens, execution liens, tax liens and judgment liens. Notwithstanding the foregoing, the term "Monetary Obligations" shall not include and shall specifically exclude the liens, liabilities and encumbrances relating to the Permitted Title Exceptions and any matters caused by any act or omission of Buyer, or its agents or representatives. "New Title Exceptions" shall have the meaning given to such term in Section 4.1(c) hereof. "Non-Material Loss" shall mean damage, loss or destruction to any portion of the Real Property, the loss of which is less than One Hundred Thousand Dollars ($100,000.00) (measured by the cost of repair or replacement). "Notice" shall have the meaning given to such term in Section 15.2 hereof. "Notice of Loss" shall have the meaning given to such term in Section 14.2(c) hereof. "OFAC" shall have the meaning given to such term in Section 9.16 hereof. "Owner" shall mean Fulton County Industrial Development Agency. "Party" or "Parties" shall have the meaning given to such terms in the Preamble of this Agreement. "Permits and Entitlements" shall have the meaning given to such term in Section 2.1(d) hereof. "Permitted Title Exceptions" shall have the meaning given to such term in Section 4.1(b) hereof. "Person" shall mean any individual, corporation, partnership, limited liability company or other entity. "Personal Property" shall have the meaning given to such term in Section 2.1(b) hereof. "Preliminary Title Report" shall have the meaning given to such term in Section 4.1(b) hereof. "Property" shall have the meaning given to such term in Section 2.1 hereof. "Purchase Price" shall have the meaning given to such term in Section 2.2 hereof. "Real Property" shall have the meaning given to such term in Section 2.1(a) hereof. "Seller" shall mean Vireo Health of New York, LLC, a New York limited liability company. "Seller Indemnitees" shall have the meaning given to such term in Section 14.1(b) hereof. "Seller's Deed" shall mean the Bargain and Sale Deed, in the form of Exhibit B attached hereto and incorporated herein by reference or such other form reasonably approved by Buyer and acceptable to Title Insurer. "Seller's Deliveries" shall have the meaning given to such term in Section 4.1(a) hereof. "Survey" shall have the meaning given to such term in Section 4.1(b) hereof. "Tenant" shall mean Seller. 4

"Title Insurer" shall mean Stewart Title Guaranty Company or another title company acceptable to Buyer. "Transaction Documents" shall mean Seller's Deed, the Certificate of Non-Foreign Status, the Assignment of Permits, Entitlements and Intangible Property and all other instruments or agreements to be executed and delivered pursuant to this Agreement or any of the foregoing. ARTICLE 2 PURCHASE, PURCHASE PRICE AND PAYMENT Section 2.1 Purchase and Sale of Property. Subject to the terms and conditions set forth in this Agreement, on the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the following property (collectively, the "Property"): (a) Real Property. The Land and the Improvements, together with all of Seller's right, title and interest in, to and under: (i) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Land and/or the Improvements; (ii) all water wells, streams, creeks, ponds, lakes, detention basins and other bodies of water in, on or under the Land, whether such rights are riparian, appropriative, prospective or otherwise, and all other water rights applicable to the Land and/or the Improvements; (iii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Land and/or the Improvements; (iv) all minerals, oil, gas and other hydrocarbons located in, on or under the Land, together with all rights to surface or subsurface entry; and (v) all streets, roads, alleys or other public ways adjoining or serving the Land, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gaps, gores, culverts and rights of way adjoining or serving the Land, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Permitted Title Exceptions (collectively, the "Real Property"). (b) Personal Property.All equipment, facilities, machinery, tools, appliances, fixtures, furnishings, furniture, paintings, sculptures, art, inventories, supplies, computer equipment and systems, telephone equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, fire prevention equipment and systems, and all other items of tangible personal property owned by Seller and located on or about the Real Property or used in conjunction therewith, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excepting therefrom the Excluded Property (collectively, the "Personal Property"). (c) Intangible Property. All of Seller's right, title and interest in and to all intangible personal property not otherwise described in this Section 2.1 and relating to the Property or the business of owning, operating, maintaining and/or managing the Property, including, without limitation: (i) all warranties, guarantees and bonds from third parties, including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors; (ii) all deposits, reimbursement rights, refund rights, receivables and other similar rights from any governmental or quasi-governmental agency; and (iii) all liens and security interests in favor of Seller, together with any instruments or documents evidencing same, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excepting therefrom the Excluded Property (collectively, the "Intangible Property"). (d) Permits and Entitlements. All of Seller's right, title and interest in, to and under: (i) all permits, licenses, certificates of occupancy, approvals, authorizations and orders obtained from any governmental authority and relating to the Real Property or the business of owning, maintaining and/or managing the Real Property, including, without limitation, all land use entitlements, development rights, density allocations, certificates of occupancy, sewer hook-up rights and all other rights or approvals relating to or authorizing the ownership, operation, management and/or development of the Real Property (including but not limited all such rights or approvals necessary and appropriate for the Permitted Use (as defined in the Lease)); (ii) all preliminary and final drawings, renderings, blueprints, plans and specifications (including "as-built" plans and specifications), and tenant improvement plans and specifications for the Improvements (including "as-built" tenant improvement plans and specifications); (iii) all maps and surveys for any portion of the Real Property; (iv) all items constituting the Seller's Deliveries; and (v) any and all other items of the same or similar nature pertaining to the Real Property, and all changes, additions, substitutions and replacements for any of the foregoing, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excepting therefrom the Excluded Property (collectively, the "Permits and Entitlements"). 5

Section 2.2 Purchase Price. The purchase price for the Property ("Purchase Price") shall be the sum of One Million Two Hundred Eighty-Eight Thousand Five Hundred Dollars ($1,288,500.00). Buyer and Seller acknowledge that the Purchase Price shall be subject to Buyer’s verification during the Investigation Period of third party costs incurred by Seller in connection with the acquisition and development of the Property. Seller agrees to cooperate with Buyer to provide invoices, lien releases and such other documentation as may be reasonably requested by Buyer to verify such third party costs and to provide evidence of any additional third party costs relating to the acquisition and development of the Property incurred by Seller following the Effective Date of this Agreement. In the event that Buyer determines that the Purchase Price requires adjustment during the Investigation Period, Buyer and Seller shall confer in good faith to determine the final Purchase Price and amend this Agreement to adjust the Purchase Price and Lease form accordingly. In the event that, despite each Party’s good faith efforts to reasonably agree upon a final Purchase Price, the parties are not able to reach an agreement regarding the foregoing, then Buyer shall have the right to terminate this Agreement pursuant to Section 4.2 no later than the expiration of the Investigation Period. The Purchase Price shall be payable by Buyer to Seller in accordance with the following terms and conditions: (a) Initial Deposit. Within three (3) Business Days following the Effective Date, Buyer shall deposit into Escrow the sum of One Hundred Thousand Dollars ($100,000.00), in the form of Cash, which amount shall serve as an earnest money deposit ("Initial Deposit"). Buyer may direct Escrow Agent to invest the Initial Deposit in one or more interest bearing accounts with a federally insured state or national bank designated by Buyer and approved by Escrow Agent. Subject to the applicable termination and default provisions contained in this Agreement: (i) the Initial Deposit shall remain in Escrow prior to the Closing; (ii) upon the Closing, the Initial Deposit shall be applied as a credit towards the payment of the Purchase Price; and (iii) all interest that accrues on the Initial Deposit while in Escrow Agent's control shall belong to Buyer. Buyer shall complete, execute and deliver to Escrow Agent a W-9 Form, stating Buyer's taxpayer identification number at the time of delivery of the Initial Deposit. All references in this Agreement to the "Initial Deposit" shall mean the Initial Deposit and any and all interest that accrues thereon while in Escrow Agent's control. (b) Independent Consideration. Concurrently with Buyer's delivery of the Initial Deposit, Buyer shall deposit into Escrow the additional sum of One Hundred Dollars ($100.00) as independent consideration for Seller's execution of this Agreement (the "Independent Consideration"). Such Independent Consideration shall be non-refundable to Buyer under all circumstances, and upon the Closing, the Independent Consideration, together with all interest that accrues on the Independent Consideration while in Escrow Agent's control, shall be applied as a credit towards the payment of the Purchase Price. (c) Closing Deposit. The Purchase Price less the Initial Deposit ("Closing Deposit"), shall be paid by Buyer to Escrow Agent, in the form of Cash, pursuant to Section 7.1 hereof, and distributed by Escrow Agent to Seller on the Closing in accordance with the provisions of Section 12.1(c) hereof. Section 2.3 Direct Transfer Option. In recognition of the fact that the Closing is intended to occur concurrently with the closing under the Existing PSA and that the Property will ultimately be conveyed, assigned and transferred to Buyer on the Closing, the Parties hereby acknowledge and agree that, for convenience purposes and in order to avoid any duplicative costs, fees and expenses, legal title to the Property may, upon Seller’s direction, be conveyed, assigned and transferred directly by Owner to Buyer in the event that Owner agrees to convey, assign and transfer the Property directly to Buyer. In the event Owner and the Parties agree to proceed with a direct transfer in accordance with the foregoing, then notwithstanding any provision to the contrary set forth herein, all of the Transaction Documents shall be entered into directly by and between Owner and Buyer, subject to the terms and conditions set forth in this Agreement, and the Parties agree to reasonably cooperate with one another and with Escrow Agent to execute such additional documents and agreements as may be reasonably required to effectuate the direct transfer of the Property from Owner to Buyer and to avoid or minimize any duplicative costs, fees and expenses relating to the transfer of the Property under the Existing PSA and this Agreement. ARTICLE 3 ESCROW Within three (3) Business Days following the Effective Date, Seller and Buyer shall open an escrow ("Escrow") with Escrow Agent by Buyer depositing with Escrow Agent the Initial Deposit. By each Party’s signature to this Agreement and by Escrow Agent’s signature to the Consent of Escrow Agent, the Parties and Escrow Agent shall be deemed to have agreed to the Escrow Agents' General Provisions, which are attached hereto as Exhibit G 6

("General Provisions"). The date of delivery of the Initial Deposit shall constitute the opening of Escrow and upon such delivery, this Agreement shall constitute joint escrow instructions to Escrow Agent, which joint escrow instructions shall supersede all prior escrow instructions related to the Escrow, if any. Seller and Buyer hereby agree to promptly execute and deliver to Escrow Agent any additional or supplementary escrow instructions as may be necessary or convenient to consummate the transactions contemplated by this Agreement; provided, however, that neither the General Provisions, nor any such additional or supplemental escrow instructions shall supersede this Agreement, and in all cases this Agreement shall control, unless the General Provisions or such additional or supplemental escrow instructions expressly provide otherwise. ARTICLE 4 INVESTIGATION PERIOD; VOLUNTARY TERMINATION; TITLE Section 4.1 Investigation Period. During the time period commencing upon the Effective Date of this Agreement, and terminating at 11:00 p.m. Eastern Time on September 24, 2021 (the "Investigation Period"), Buyer shall have the right to conduct and complete an investigation of all matters pertaining to the Property and Buyer's purchase thereof including, without limitation, the matters described in this Section 4.1. (a) Seller's Deliveries. Within three (3) Calendar Days following the Effective Date of this Agreement, Seller, at Seller's expense, shall cause to be delivered to Buyer, to the extent within its possession or reasonable control, true, correct and complete copies of all documents, agreements and other information relating to the Property, Seller, Tenant and Guarantors listed on Schedule 1.0 attached hereto and incorporated herein by reference (collectively, the "Seller's Deliveries"). Seller will promptly deliver to Buyer true, correct and complete copies of any supplements and/or updates of Seller's Deliveries to the extent such items are received by Seller prior to Closing. During the Investigation Period, Buyer shall have the right to conduct and complete an investigation of all matters pertaining to Seller's Deliveries and all other matters pertaining to the Property and Buyer's acquisition thereof. In this regard, Buyer shall have the right to contact the Seller's management, governmental agencies and officials and other parties and make reasonable inquiries concerning Seller's Deliveries and any and all other matters pertaining to the Property. Seller agrees to reasonably cooperate with Buyer in connection with Buyer's investigation of Seller's Deliveries and all other matters pertaining to the Property. (b) Preliminary Title Report/Survey. On or before (i) the expiration of five (5) Business Days following the Effective Date, Buyer shall order a preliminary title report covering the Real Property, together with copies of all documents referred to as exceptions therein ("Preliminary Title Report"), from Title Insurer; and (ii) the expiration of thirty (30) Calendar Days following the Effective Date, date that is , Buyer shall cause a current ALTA Survey of the Real Property to be prepared by a surveyor licensed under the laws of the state where the Real Property is located, which ALTA Survey shall be in form and substance reasonably satisfactory to Buyer, and which ALTA survey shall be prepared in accordance with the most current ALTA/ACSM Minimum Standard Detail Requirements with such Table A items selected by Buyer and any other standards of Buyer ("Survey"). Not later than 8:00 p.m. Eastern Time on the date that is September 10, 2021, Buyer shall have the right to notify Seller in writing ("Disapproved Title Exceptions Notice") of Buyer's disapproval of any matters set forth in the Preliminary Title Report and the Survey ("Disapproved Title Exceptions"). In the event Buyer timely delivers to Seller a Disapproved Title Exceptions Notice, Seller shall have the right, but not the obligation (except with respect to Disapproved Title Exceptions that constitute Monetary Obligations, as set forth below), to agree to cure one or more of the Disapproved Title Exceptions by giving Buyer written notice ("Cure Notice") of such election not later than 8:00 p m. Eastern Time on or before the date that is seven (7) Business Days following Seller’s receipt of Buyer’s Disapproved Title Exceptions Notice. Following the timely receipt of a Disapproved Title Exceptions Notice from Buyer, if Seller fails to timely deliver a Cure Notice to Buyer, then Seller shall be deemed to have elected not to cure any of the Disapproved Title Exceptions. A Disapproved Title Exception shall be deemed to have been cured if Seller causes such item to be removed from the record title of the Real Property and not listed as a title exception on the ALTA Extended Coverage Policy prior to the Closing or otherwise cures such Disapproved Title Exception as determined by Buyer in Buyer's sole and absolute discretion. In the event Seller timely elects (or is deemed to have timely elected) not to cure the Disapproved Title Exceptions, then prior to the expiration of the Investigation Period, Buyer may elect: (i) to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof; or (ii) to not terminate this Agreement and the Escrow pursuant to Section 4.3 hereof, in which case those Disapproved Title Exceptions which are not cured and which are 7 not Monetary Obligations which Seller is obligated to cure on or before the Closing pursuant to Section 5.1(c) hereof, shall be deemed to constitute Permitted Title Exceptions. Following the timely receipt of a Disapproved Title Exceptions Notice from Buyer, if Seller elects to cure one or more of the Disapproved Title Exceptions, then Seller shall have until the last Business Day immediately preceding the Closing Date to cure the applicable Disapproved Title Exceptions. In the event Seller: (A) timely elects to cure the Disapproved Title Exceptions; and (B) fails to timely cure any Disapproved Title Exceptions that Seller has elected to cure on or before the Closing Date, then Seller shall be in default under this Agreement and, in such a case, at any time on or before the Closing Date, Buyer may elect to either: (1) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such Disapproved Title Exceptions (which will be deemed to constitute "Permitted Title Exceptions"); or (2) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.6(a) hereof. Notwithstanding any provision in the Agreement to the contrary, pursuant to Section 5.1(c) hereof, Seller shall be obligated to cure all Monetary Obligations on or before the Closing. Fee title to the Real Property shall be conveyed by Seller to Buyer subject only to the following exceptions to title (collectively, the "Permitted Title Exceptions"): (i) Non-delinquent real and personal property taxes and assessments; (ii) The lien of supplemental taxes, if any; (iii) Any lien voluntarily imposed by Buyer; (iv) The possessory rights of Tenant under the Lease, as amended by the Lease Amendment; (v) Any matters set forth in the Preliminary Title Report and the Survey that are approved by Buyer in accordance with the procedures and within the time periods set forth in Section 4.1(b) hereof; and (vi) All New Title Exceptions approved by Buyer pursuant to Section 4.1(c) hereof. (c) New Title Exceptions. In the event that prior to the Closing, any new title exceptions are discovered by or revealed to Seller, which new title exceptions were not otherwise set forth or referred to in the Preliminary Title Report and were not caused by Buyer ("New Title Exceptions"), Seller shall deliver written notice to Buyer disclosing the existence of such New Title Exceptions, together with copies of all underlying documents, and unless such New Title Exception is the result of a default by Seller hereunder (in which case the provisions of Section 8.6 shall govern), each of Buyer and Seller shall have the rights and obligations in Section 4.1(b), mutatis mutandis, with respect thereto; provided, however, Buyer shall have a period of five (5) Business Days following receipt of such New Title Exceptions in which to provide a Disapproved Title Exceptions Notice, and thereafter the provisions of Section 4.1(b) shall govern and control, except that any termination shall be governed by Section 8.5 (in lieu of Section 4.2) and the Closing shall be extended as necessary to allow for the response and election periods under Section 4.1(b). In the event Seller does not timely cure one or more of those New Title Exceptions which are deemed to constitute Disapproved Title Exceptions, then Buyer may elect, at any time on or before the Closing Date, to either: (A) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such New Title Exceptions (which will be deemed to constitute "Permitted Title Exceptions"); or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless such failure is the result of a default by Seller under this Agreement, in which case the provisions of Section 8.6(a) shall govern. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term "Permitted Title Exceptions" include any Monetary Obligations, and Seller hereby agrees to and shall remove all Monetary Obligations on or before the Closing. (d) Physical Inspection. Subject to the limitations set forth in this Section 4.1(d) and as set forth in Section 12(c) of the Existing PSA, during the Investigation Period, Buyer shall have the right, at Buyer's 8 expense, to make inspections (including tests, surveys and other studies) of the Real Property and all matters relating thereto, including, but not limited to, soils and geologic conditions, location of property lines, utility availability and use restrictions, environmental conditions, the manner or quality of the construction of the Improvements, the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Real Property, the effect of applicable planning, zoning and subdivision statutes, ordinances, regulations, restrictions and permits, the character and amount of any fees or charges that must be paid to further develop, improve and/or occupy the Real Property and all other matters relating to the Real Property. During the Investigation Period, Buyer and its agents, contractors and subcontractors shall have the right to enter upon the Real Property, at reasonable times during ordinary business hours, to make inspections and tests as Buyer deems reasonably necessary and which may be accomplished without causing any material damage to the Real Property. Buyer shall return and restore the Real Property to substantially its original physical condition immediately prior to such inspections or tests. (e) Investigation of Permits and Entitlements, Contracts, Intangible Property, Personal Property and Other Property. During the Investigation Period, Buyer shall have the right, at Buyer's expense, to conduct and complete an investigation of all matters pertaining to the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other items of Property and Buyer's acquisition thereof. In this regard, at all times prior to the Closing, Buyer shall have the right to contact governmental officials and other parties and make reasonable inquiries concerning the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other items of Property, and Buyer shall have no liability whatsoever arising from its investigation. Seller agrees to reasonably cooperate with Buyer in connection with its investigation of the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other matters pertaining thereto. (f) Investigation of Tenant and Guarantors. During the Investigation Period, Buyer shall have the right, at Buyer's expense, to conduct and complete an investigation of Tenant and Guarantors, including but not limited to discussions with Tenant's and each Guarantor’s management, and diligence relating to Tenant's and each Guarantor’s financial information, business, prospects, compliance with applicable laws and regulations and any other matters that Buyer, in its sole discretion, deems appropriate. In the event Buyer disapproves or finds unacceptable, in Buyer's sole and absolute discretion, any matters reviewed by Buyer during the Investigation Period or for any other reason or no reason, Buyer may elect to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof. Section 4.2 Election to Terminate. In the event Buyer desires to terminate this Agreement and the Escrow for any reason or for no reason whatsoever, Buyer may elect to terminate this Agreement and the Escrow at any time: (a) by giving Seller written notice of Buyer's election to terminate this Agreement and the Escrow ("Buyer's Election to Terminate"), not later than 11:00 p.m. Eastern Time on the date of expiration of the Investigation Period; and/or (b) by failing to timely deliver to Seller Buyer's Election Not to Terminate pursuant to Section 4.3 hereof, which failure shall be deemed to constitute Buyer's delivery of Buyer's Election to Terminate this Agreement and the Escrow pursuant to this Section 4.2. Upon any election (including any deemed election) by Buyer to terminate this Agreement and the Escrow pursuant to this Section 4.2, this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement). Within two (2) Business Days after Buyer delivers Buyer's Election to Terminate to Seller pursuant to this Section 4.2 (or within two (2) Business Days after Buyer is deemed to have elected to terminate this Agreement and the Escrow pursuant to this Section 4.2, as applicable), and without the need of any further authorization or consent from Seller, Escrow Agent shall cause to be paid to Buyer the Initial Deposit, together with all interest accrued thereon. Seller and Buyer shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any escrow cancellation, title costs (including cancellation costs) or other cancellation costs in connection therewith shall be borne by Seller. Section 4.3 Election Not to Terminate. In the event Buyer desires not to terminate this Agreement and the Escrow, on or before 11:00 p m. Eastern Time on the date of expiration of the Investigation Period, Buyer shall deliver written notice to Seller of Buyer's election not to terminate this Agreement and the Escrow ("Buyer's Election Not to Terminate"). In the event Buyer fails to timely deliver to Seller Buyer's Election Not to Terminate in accordance with the provisions of this Section 4.3, such failure shall be deemed to constitute Buyer's delivery of 9

Buyer's Election to Terminate this Agreement and the Escrow in accordance with the terms and conditions of Section 4.2 hereof. Section 4.4 Confidentiality; Public Announcements. (a) Buyer's Obligations. Buyer shall treat all of Seller's Deliveries and any other information, materials, data and documents that Seller or any of Seller’s Affiliates provided or made available to Buyer before or after the Effective Date (collectively the “Information”) as confidential and proprietary information of Seller. Buyer shall hold the Information in confidence and shall not disclose any Information to any third parties other than Title Insurer, Escrow Agent and Buyer's attorneys, employees, agents, consultants, contractors, subcontractors, accountants, investors and lenders as deemed reasonably necessary or appropriate by Buyer in Buyer's discretion and only after receiving from each such recipient appropriate assurances that it will comply with the obligations of confidentiality set forth herein regarding such Information. The covenants of Buyer set forth in this Section 4.4 shall not apply to any information that: (a) is, or subsequently becomes, part of the public domain other than as a result of a breach of this Agreement by Buyer; (b) had been previously communicated to Buyer from other sources, without breach of any obligation of confidentiality, at the time of disclosure by Seller to Buyer and such prior communication can be demonstrated by Buyer; and/or (c) is required by law to be disclosed, including applicable securities laws. Nothing contained herein shall preclude Buyer from disclosing all or any portion of such confidential information or materials: (1) pursuant to or in connection with a judicial order, governmental inquiry, subpoena, or other legal process; (2) as necessary or appropriate in connection with a financial or governmental audit; (3) in order to initiate, defend or otherwise pursue legal proceedings between the Parties in connection with this Agreement; and/or (4) in order to initiate, defend or otherwise pursue legal proceedings between Buyer and Owner in connection with the Existing PSA. The covenants and agreements of Buyer set forth in this Section 4.4(a) hereof shall terminate and no longer be of any force or effect as of the Closing, excepting only Information that is comprised, in whole or part, of (i) financial information, documents or data of Seller or any of Seller’s Affiliates and (ii) trade secrets of Seller or any of Seller’s Affiliates. With regard to the items specified in the immediately preceding sentence, the covenants and agreements of Buyer contained in this Section 4.4(a) shall survive the Closing and not be merged into the Seller’s Deed, in the case of items specified in (i), for a period of two (2) years after the Closing, and in the case of items specified in (ii), for so long as such items are actually maintained as trade secrets by Seller. (b) Public Announcements. Neither Party, nor any of its Affiliates, successors or assigns, shall make any public announcements regarding the existence of this Agreement, the terms of this Agreement and/or the transactions contemplated herein without the prior written approval of the other Party, which approval may be granted or withheld in the sole and absolute discretion of such Party. Notwithstanding the foregoing each Party acknowledges and agrees that (1) the other Party may make any required filing of this Agreement and other documents evidencing the transactions contemplated herein, including a description of the material terms thereof, with the Securities and Exchange Commission or the securities regulatory authority for any Province of Canada or any securities exchange in Canada without the prior approval of the other Party; and (2) the other Party make certain disclosures to its investors after the expiration of the Investigation Period in the form of a press release statement, which disclosures will include certain material terms relating to this Agreement and which shall be subject to both Parties’ prior reasonable approval. ARTICLE 5 PRE-CLOSING OBLIGATIONS OF SELLER AND BUYER Section 5.1 Seller's Pre-Closing Obligations. Seller hereby covenants and agrees as follows: (a) Existing PSA. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, (i) Seller shall administer and timely perform all of its obligations under the Existing PSA, and (ii) Seller shall not terminate the Existing PSA or, to the extent it impairs any of Buyer’s rights hereunder, waive any of its rights under the Existing PSA or amend or modify the Existing PSA without the prior consent of Buyer in each instance; provided, however, Seller may amend the Existing PSA in order to accommodate the transaction contemplated by this Agreement, provided that Seller promptly provides a copy of any such amendment to Buyer. Notwithstanding the foregoing, Seller may exercise any and all of its remedies available under the Existing PSA in the event of a default thereunder by Owner, provided Seller shall promptly notify Buyer in writing of any such exercise of Seller’s rights under the Existing PSA and thereafter keep Buyer reasonably apprised of the status of the Existing PSA and Seller’s exercise of any rights thereunder. 10

(b) Notices/Violations. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, Seller shall promptly deliver to Buyer any and all written notices and/or other written communications delivered by Seller to or received by Seller from: (i) any party under the Existing PSA; and/or (ii) any governmental authority. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, Seller shall promptly deliver to Buyer any and all notices and/or other written communications delivered or received by Seller regarding: (A) the occurrence of any inspections of the Property by any governmental authority; (B) any actual or alleged default by a party to any Contract or the Existing PSA; and/or (C) any notices of violations of laws, ordinances, orders, directives, regulations or requirements issued by, filed by or served by any governmental agency against or affecting Owner, Seller, Tenant, any Guarantor or any part or aspect of the Property. (c) Monetary Obligations. Seller shall pay and satisfy in full (or cause Owner to pay and satisfy in full, as applicable) any and all Monetary Obligations on or before the Closing Date. (d) New Liens, Liabilities or Encumbrances. Seller shall not cause, grant or permit any new liens, liabilities, encumbrances or exceptions to title to the Property or amend any existing title exceptions without the prior written consent of Buyer in each instance, which consent may be granted or denied in the sole and absolute discretion of Buyer. (e) Termination of Negotiations. Seller shall terminate all negotiations with any other Person other than Owner and Buyer for the sale or disposition of the Property. Section 5.2 Assignment of Contract Rights. Upon Buyer’s written request at or after the Closing, to the extent assignable, and to the extent Seller can do so without waiving any of its rights or remedies, Seller shall assign to Buyer all of Seller’s right, title and interest in and to any claims, warranties and other rights and remedies of Seller pursuant to the Existing PSA as it relates to the Property and shall reasonably cooperate with Buyer, at no cost or liability to Seller, to enforce any such contract rights and remedies against Owner or any other rights afforded to Seller at law or in equity pursuant to and in accordance with the terms and conditions of the Existing PSA and applicable laws. Notwithstanding the foregoing assignment, Seller may also retain the right to enforce any such claims, warranties and other rights and remedies of Seller pursuant to the Existing PSA, provided that Seller notify Buyer in advance of any such enforcement action that Seller intends to take against Owner and shall reasonably cooperate with Buyer at Buyer’s request in connection with any such enforcement action taken by Seller against Owner to the extent that Buyer has or may incur any cost, liability or damages as a result of the matters to be addressed in such enforcement action. The covenants and agreements set forth in this Section 5.2 shall survive the Closing. ARTICLE 6 SELLER'S DELIVERIES Section 6.1 Seller's Deliveries to Escrow Agent at Closing. On or before 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date, Seller shall deliver to Title Insurer (or in the event of a direct transfer pursuant to Section 2.3, cause Owner to deliver pursuant to the Existing PSA) the items described in this Section 6.1. (a) Seller's Deed. One (1) original of Seller's Deed, duly executed and acknowledged by Seller. Pursuant to Section 12.1(a) hereof, all documentary transfer tax information shall be affixed to Seller's Deed after recordation. (b) Certificate of Non-Foreign Status. One (1) original of the Certificate of Non-Foreign Status, duly executed and acknowledged by Seller. (c) Assignment of Permits, Entitlements and Intangible Property.Two (2) counterpart originals of Assignment of Permits, Entitlements and Intangible Property, duly executed by Seller. (d) REA Notice. A copy of a letter from Seller to each party to any reciprocal easement and/or other easement or restrictive agreement which effect the Real Property stating that the Real Property has been sold and that all notices under the such agreement relating to the Real Property should now be addressed to Buyer, if any such agreements require such notice. 11

(e) Seller's Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, such funds as may be required to: (a) discharge all Monetary Obligations; and (b) pay any amounts required to be paid by Seller in accordance with the provisions of Article 11 hereof, in the form of Cash. (f) Seller's Affidavits; Certificates and Evidence of Authority. (a) Any and all affidavits, indemnifications, lien releases and/or waivers and any other written documentation required by the Title Insurer as a condition to the issuance of the ALTA Extended Coverage Policy; and (b) to the extent required by the Title Insurer, Escrow Agent and/or Buyer, as applicable, evidence that Seller and those acting for Seller have due authority to consummate the transaction contemplated by this Agreement, as modified through the Closing including, without limitation, certified copies of the corporate or other resolutions authorizing the transaction contemplated by this Agreement. (g) Seller's Closing Statement. Seller's Closing Statement, duly executed by Seller. (h) Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby. Section 6.2 Seller's Deliveries to Buyer at Closing. On or before the Closing, Seller shall deliver to Buyer (or in the event of a direct transfer pursuant to Section 2.3, cause Owner to deliver pursuant to the Existing PSA) the items described in this Section 6.2. (a) Permits and Entitlements and Intangible Property. Copies of all of the Permits and Entitlements and Intangible Property in Seller's possession or control. ARTICLE 7 BUYER'S DELIVERIES On or before 12:00 p m. Eastern Time on the Closing Date, Buyer shall deliver to Escrow Agent the items described in this Article 7. Section 7.1 Closing Deposit. The Closing Deposit for the Property pursuant to Section 2.2(c) hereof. Section 7.2 Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of the Assignment of Permits, Entitlements and Intangible Property, duly executed by Buyer. Section 7.3 Buyer's Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, funds sufficient to pay all amounts required to be paid by Buyer in accordance with the provisions of Article 11 hereof, in the form of Cash. Section 7.4 Buyer's Closing Statement. Buyer's Closing Statement, duly executed by Buyer. Section 7.5 Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby. ARTICLE 8 CONDITIONS TO CLOSING; CLOSING; DEFAULT; REMEDIES Section 8.1 Conditions to Obligations of Buyer. The Closing of the transaction contemplated pursuant to this Agreement and Buyer's obligation to purchase the Property are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below, the determination of the satisfaction of which shall be made by Buyer, in its sole and absolute discretion. Seller hereby acknowledges and agrees that each of the conditions set forth in this Section 8.1 are for the benefit of Buyer and may only be waived by Buyer in its sole and absolute discretion. 12

(a) Delivery of Items. Seller shall have timely delivered to Escrow Agent all of the items to be delivered by Seller pursuant to Section 6.1 hereof. Seller shall have timely delivered to Buyer all of the items to be delivered by Seller pursuant to Section 6.2 hereof. (b) Performance of Obligations. Seller shall have timely performed and satisfied all of the obligations under this Agreement to be performed by Seller prior to the Closing, including, without limitation, all of Seller's obligations under Section 5.1 hereof. (c) Title Commitment. Title Insurer is committed to issue an American Land Title Association Owner's Policy of Title Insurance with Extended Coverage (ALTA Form 2006), or its state equivalent, with liability in the amount of the Purchase Price, insuring that fee title to the Real Property is vested in Buyer, subject only to: (i) the exclusions listed in the "Exclusions from Coverage" of the ALTA Extended Coverage Title Policy; and (ii) the Permitted Title Exceptions, together with such endorsements as may be available and reasonably requested by Buyer including, without limitation, the following endorsements, as applicable and available: (i) 3.1 zoning with parking; (ii) comprehensive; (iii) restrictions coverage; (iv) access; (v) survey; (vi) subdivision; (vii) utility facility; (viii) contiguity; (ix) separate tax parcel(s); (x) environmental lien; (xi) mechanics’ lien coverage; and (xii) removal of the arbitration clause (collectively, the "ALTA Extended Coverage Policy"). (d) Representations and Warranties. All of Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects on the Closing Date as though made at the time of the Closing. Without limiting the foregoing, on or before the Closing Date, Seller shall have delivered to Buyer a written certificate, duly executed by Seller, certifying that all of the representations and warranties of Seller set forth in this Agreement are true and correct as of the Closing. (e) Litigation. No suit, action, claim or other proceeding shall have been instituted or threatened against Owner, Seller, Tenant or any Guarantor which results, or reasonably might be expected to result, in the transactions contemplated by the Existing PSA or this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property and/or in any liabilities or obligations being imposed upon Buyer or the Property, other than the Permitted Title Exceptions. (f) Bankruptcy. No suit, action, claim or other proceeding shall have been instituted or threatened against Owner, Seller, Tenant or any Guarantor under the U.S. Bankruptcy Code or any state law for relief of debtors or which results, or which reasonably might be expected to result, in the transactions contemplated by the Existing PSA or this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property or in any new liabilities or obligations being imposed upon Buyer or the Property. (g) Damage or Destruction. Subject to Section 8.3 hereof, there shall have been no Material Loss. (h) Condemnation Proceeding. Subject to Section 8.3 hereof, no Condemnation Proceeding shall have been instituted or be threatened against all or any portion of the Real Property. (i) Termination of Contracts. All of the Contracts that would be binding on Buyer or the Property following the Closing shall have been terminated effective as of a date not later than the Closing Date, and Seller shall have paid all amounts due under such Contracts up to and through the effective date of termination, including, without limitation, any termination fees or similar payments, and neither Buyer nor the Property shall be bound thereby or have any liability or obligations thereunder. (j) Change in Conditions. There shall have been no adverse change with respect to the ownership, operation or occupancy or the physical condition of the Property or any part thereof (subject to Section 8.3 hereof). (k) No Moratorium. No moratorium, statute or regulation of any governmental agency or order or ruling of any court shall have been enacted, adopted or issued after the expiration of the Investigation Period that would adversely affect Buyer's or Tenant’s proposed use or development of the Real Property. 13

(l) Tenant / Guarantor Condition. From the Effective Date through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, prospects, assets or results of operations of Tenant or any Guarantor. (m) Lease Amendment / Guaranty Condition. Buyer shall have received the following: (i) the Lease Amendment, duly executed by Tenant thereunder; and (ii) a written acknowledgment and consent to such Lease Amendment, duly executed by each Guarantor. (n) No Defaults; Concurrent Closing Under Existing PSA. Neither Seller nor Owner shall be in material default of any of their respective obligations under the Existing PSA. The closing of the transaction contemplated in the Existing PSA shall have occurred or shall occur concurrently with the Closing hereunder. Upon any termination of the Existing PSA, Seller shall notify Buyer in writing of such termination and this Agreement shall automatically terminate, in which case the termination provisions set forth in Section 8.5 shall apply, unless such termination was due to a default by Seller under this Agreement, in which case the provisions set forth in Section 8.6 shall apply. Buyer may waive any of the conditions set forth in this Section 8.1 by delivery of written notice to Seller on or before the Closing. Without limiting the foregoing, Escrow Agent shall assume that each of the conditions set forth in Section 8.1(b) shall have been satisfied as of the Closing Date, unless Buyer shall have given written notice to the contrary to Escrow Agent on or before the Closing Date. Section 8.2 Conditions to Obligations of Seller. The Closing of the transactions contemplated pursuant to this Agreement and the obligation of Seller to sell, convey, assign, transfer and deliver the Property to Buyer are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below, the determination of the satisfaction of which shall be made by Seller, in its sole but reasonable discretion. Buyer hereby acknowledges and agrees that each of the conditions set forth in this Section 8.2 are for the benefit of Seller and may only be waived by Seller in its sole but reasonable discretion. (a) Delivery of Items. Buyer shall have timely delivered to Escrow Agent all of the items to be delivered by Buyer pursuant to Article 7 hereof. (b) Performance of Obligations. Buyer shall have performed all of the obligations of Buyer under this Agreement to be performed by Buyer prior to the Closing. (c) Existing PSA. Owner shall not be in material default of its obligations under the Existing PSA. (d) executed by the Buyer. Lease Amendment Condition. Seller shall have received the Lease Amendment, duly Seller may waive any of the conditions precedent set forth in this Section 8.2 by delivery of written notice thereof to Buyer. Escrow Agent shall assume that each of the conditions set forth in this Section 8.2 shall have been satisfied as of the Closing Date, unless Seller shall have given written notice to the contrary to Escrow Agent on or before the Closing Date. Section 8.3 Casualty; Condemnation Proceeding. (a) Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Material Loss or Seller shall receive notice of the commencement or the threat of commencement of any eminent domain or condemnation proceeding which involves any portion of the Real Property ("Condemnation Proceeding"), Seller shall immediately notify Buyer of such Material Loss or Condemnation Proceeding and, in such a case: (i) Buyer shall have the right to terminate this Agreement and the Escrow pursuant to the terms of Section 8.5(a) hereof; or (ii) accept the Property in its then-existing condition and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the terms and conditions described in this Section 8.3. In the event of a Material Loss, if Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller shall pay or assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to 14

Seller (pursuant to the Existing PSA or otherwise), and Buyer shall be entitled to a credit against the Purchase Price in an amount equal to any insurance deductible, as well as an amount equal to the estimated costs, fees and expenses to repair and/or replace the uninsured portion of the Material Loss. In the event of a Condemnation Proceeding, if Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller shall pay or assign to Buyer on the Closing any amount of compensation, awards or other payments or relief previously paid or payable to Seller (pursuant to the Existing PSA or otherwise) resulting from such Condemnation Proceeding. Buyer's termination right or Buyer's acceptance right shall be exercised by written notice to Seller within thirty (30) Calendar Days (but in no event later than the Closing Date) after Buyer receives written notice from Seller of the occurrence of the Material Loss or Condemnation Proceeding. (b) Non-Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Non-Material Loss, Seller shall immediately notify Buyer of such Non-Material Loss and, in such a case, Buyer shall be obligated to purchase the Property (in its then-existing condition) in accordance with the terms and conditions of this Agreement, subject to the terms and conditions of this Section 8.3(b). In such a case, Seller shall pay and assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller (pursuant to the Existing PSA or otherwise), and Buyer shall also be entitled to a credit against the Purchase Price in an amount equal to any insurance deductible, as well as an amount equal to the estimated costs, fees and expenses to repair and/or replace the uninsured portion of the Non-Material Loss. In the event such Non-Material Loss is not covered by insurance, then Buyer shall be entitled to an offset against the Purchase Price in an amount equivalent to the monetary value of such Non-Material Loss. Section 8.4 Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall take place at the offices of Escrow Agent or at such other location as may be mutually agreed upon by Seller and Buyer, upon the later of (a) the date that is seven (7) Business Days after the expiration of the Investigation Period or (b) the closing date under the Existing PSA (as the same may be extended pursuant to this Agreement or by mutual written agreement of the parties, the "Closing Date"), provided in no event shall the Closing occur later than October 31, 2021. Section 8.5 Failure of Conditions to Closing; No Default by Seller or Buyer. (a) Failure of Buyer's Closing Conditions. In the event one or more of Buyer's conditions to the Closing set forth in Section 8.1 hereof are not satisfied by Seller or otherwise waived by Buyer on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Buyer shall have the right to extend the Closing Date for such period of time as reasonably necessary for Seller to satisfy such condition, not to exceed sixty (60) Calendar Days in the aggregate, by giving written notice to Seller. If Buyer does not make such election to extend, or if Buyer makes such election but such condition is not satisfied within such extended period, then Buyer shall have the right to terminate this Agreement and the Escrow by giving written notice of such termination to Seller. Upon any election by Buyer to terminate this Agreement and the Escrow pursuant to this Section 8.5(a), the provisions of Section 8.5(c) hereof shall govern. (b) Failure of Seller's Closing Conditions. In the event one or more of Seller's conditions to the Closing set forth in Section 8.2 hereof are not satisfied by Buyer or otherwise waived by Seller on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Seller shall have the right to extend the Closing Date for such period of time as reasonably necessary for Buyer to satisfy such condition, not to exceed sixty (60) Calendar Days in the aggregate, by giving written notice to Buyer. If Seller does not make such election to extend, or if Seller makes such election but such condition is not satisfied within such extended period, then Seller shall have the right to terminate this Agreement and the Escrow by giving written notice of termination to Buyer. Upon any election by Seller to terminate this Agreement and the Escrow pursuant to this Section 8.5(b), the provisions of Section 8.5(c) shall govern. (c) Termination Provisions. In the event either party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.5, then: (i) this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement); (ii) Escrow Agent shall immediately cause the Initial Deposit to be paid to Buyer without the need of any further written authorization or consent from Seller; and (iii) Seller and Buyer shall execute such escrow 15 cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent. Any Escrow cancellation, title cancellation and other cancellation charges shall be borne equally by Seller and Buyer. Section 8.6 Failure of Conditions to Closing; Default by Seller or Buyer. In the event either Seller or Buyer defaults in the performance of any of their respective obligations to be performed prior to the Closing, other than in the case of Buyer's termination pursuant to Sections 4.2 or 8.5(a) hereof, and other than in the case of Seller's termination pursuant to Section 8.5(b) hereof, then the non-breaching party may elect the applicable remedies set forth in this Section 8.6, which remedies shall constitute the sole and exclusive remedies of the non-breaching party with respect to a default by the other party under this Agreement. (a) Remedies of Buyer. In the event Buyer is the non-breaching party, as its sole and exclusive remedy, Buyer may elect to terminate this Agreement and the Escrow by giving Seller written notice describing Seller's default and setting forth Buyer's election to immediately terminate this Agreement and the Escrow. In the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, then Escrow Agent shall immediately cause the Initial Deposit to be paid to Buyer without the need of any further authorization or consent from Seller pursuant to the provisions of Section 8.6(d) hereof. Furthermore, in the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, Seller shall also reimburse and pay to Buyer an amount equal to all costs, fees and expenses (including legal fees and costs), paid or incurred by Buyer in connection with this Agreement and in connection with its investigation of the Property, such amount in the aggregate not to exceed $75,000. (b) Remedies of Seller. In the event Seller is the non-breaching party, as Seller's sole and exclusive remedy, Seller may elect to terminate this Agreement and the Escrow by giving Buyer written notice describing Buyer's default and setting forth Seller's election to immediately terminate this Agreement and the Escrow. In the event Seller elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(b) after expiration of the Investigation Period, the sole and exclusive remedy of Seller for such breach shall be to receive the amount specified as liquidated damages pursuant to Section 8.6(c) hereof. Notwithstanding any provision to the contrary set forth in this Agreement, under no circumstance shall Seller be entitled to pursue the equitable remedy of specific performance in the event that Buyer fails to complete the purchase of the Property in accordance with the terms and conditions of this Agreement. (c) SELLER'S LIQUIDATED DAMAGES.IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AFTER EXPIRATION OF THE INVESTIGATION PERIOD (OTHER THAN AS A RESULT OF BUYER'S ELECTION TO TERMINATE PURSUANT TO SECTIONS 4.2, 8.5(a) OR 8.6(a) HEREOF, AND OTHER THAN IN THE CASE OF SELLER'S TERMINATION PURSUANT TO SECTION 8.5(b) HEREOF), BY REASON OF THE DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. IN SUCH A CASE, SELLER AND BUYER AGREE THAT IT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE THE AMOUNT OF DAMAGES OF SELLER AS A RESULT OF ANY SUCH BREACH BY BUYER, AND, ACCORDINGLY, AS SELLER'S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY (OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF THIS AGREEMENT), SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE INITIAL DEPOSIT AS LIQUIDATED DAMAGES IN THE EVENT OF A DEFAULT BY BUYER, AND THE PAYMENT OF SUCH LIQUIDATED DAMAGES TO SELLER SHALL CONSTITUTE THE EXCLUSIVE REMEDY OF SELLER ON ACCOUNT OF THE DEFAULT BY BUYER. SELLER'S INITIALS BUYER'S INITIALS (d) Termination Provisions. In the event either Party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.6, then: (i) this Agreement will automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement) without any further acts of either Seller or Buyer; (ii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent; and (iii) Escrow Agent shall immediately cause the Initial Deposit and the Independent Consideration 16

cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent. Any Escrow cancellation, title cancellation and other cancellation charges shall be borne equally by Seller and Buyer. Section 8.6 JFailure of Conditions to Closing; Jl)efaull by Seller or Buyer. In the event either Seller or Buyer defaults in the performance of any of their respective obligations to be performed prior to the Closing, other than in the case of Buyer's termination pursuant to Sections 4.2 or 8.5(a) hereot; and other than in the case of Seller's termination pursuant to Section 8.5Cbl hereof, then the non-breaching party may elect the applicable remedies set forth in this Section 8.6, which remedies shall constitute the sole and exclusive remedies of the non-breaching party with respect to a default by the other party under this Agreement. (a) Remedies ofBuyer. In the event Buyer is the non-breaching party, as its sole and exclusive remedy, Buyer may elect to terminate this Agreement and the Escrow by giving Seller written notice describing Seller's default and setting forth Buyer's election to inunediately terminate this Agreement and the Escrow. In the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, then Escrow Agent shall inunediately cause the Initial Deposit to be paid to Buyer without the need of any further authorization or consent from Seller pursuant to the provisions of Section 8.6(d) hereof. Furthermore, in the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, Seller shall also reimburse and pay to Buyer an amount equal to all costs, fees and expenses (including legal fees and costs), paid or incurred by Buyer in connection with this Agreement and in connection with its investigation of the Property, such amount in the aggregate not to exceed $75,000. (b) Remedies of Seller. In the event Seller is the non-breaching party, as Seller's sole and exclusive remedy, Seller may elect to terminate this Agreement and the Escrow by giving Buyer written notice describing Buyer's default and setting forth Seller's election to immediately terminate this Agreement and the Escrow. In the event Seller elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(b) after expiration of the Investigation Period, the sole and exclusive remedy of Seller for such breach shall be to receive the amount specified as liquidated damages pursuant to Section 8.6(cl hereof. Notwithstanding any provision to the contrary set forth in this Agreement, under no circumstance shall Seller be entitled to pursue the equitable remedy of specific performance in the event that Buyer fails to complete the purchase of the Property in accordance with the terms and conditions of this Agreement. (c) SELLER'S LIQUIDATED DAMAGES.IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AFTER EXPIRATION OF THE INVESTIGATION PERIOD (OTHER THAN AS A RESULT OF BUYER'S ELECTION TO TERMINATE PURSUANT TO SECTIONS 4.2, 8.5(a) OR 8.6(a) HEREOF, AND OTHER THAN IN THE CASE OF SELLER'S TERMINATION PURSUANT TO SECTION 8.5(bl HEREOF), BY REASON OF THE DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. IN SUCH A CASE, SELLER AND BUYER AGREE THAT IT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE THE AMOUNT OF DAMAGES OF SELLER AS A RESULT OF ANY SUCH BREACH BY BUYER, AND, ACCORDINGLY, AS SELLER'S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY (OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF THIS AGREEMENT), SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE INITIAL DEPOSIT AS LIQUIDATED DAMAGES IN THE EVENT OF A DEFAULT BY BUYER, AND THE PAYMENT OF SUCH LIQUIDATED DAMAGES TO SELLER SHALL CONSTITUTE THE EXCLUSIVE REMEDY OF SELLER ON ACCOUNT OF THE DEFAULT BY BUYER. SELLER'S INITIALS BUYER'S INITIALS (d) Termination Provisions. In the event either Party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.6, then: (i) this Agreement will automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement) without any further acts of either Seller or Buyer; (ii) Seller and Buyer shall execute such escrow cancellation insttuctions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent; and (iii) Escrow Agent shall immediately cause the Initial Deposit and the Independent Consideration 16

to be distributed and paid in accordance with the provisions of this Agreement. The breaching party hereunder shall pay any and all escrow and title cancellation costs incurred in connection herewith. (e) Cure period for Breach. Except as otherwise provided herein, neither Seller nor Buyer may exercise any right or remedy available to it for a breach of the other party’s obligations unless and until (i) it notifies the other Party of such breach, and (ii) the other Party does not cure such breach within five (5) Business Days thereafter. For avoidance of doubt, this Section 8.6(e) shall not apply to Buyer’s obligation to make the Initial Deposit. (f) Survival. The provisions of this Article 8 shall survive the Closing or any termination of this Agreement. ARTICLE 9 REPRESENTATIONS AND WARRANTIES OF SELLER In addition to the representations, warranties and covenants of Seller contained elsewhere in this Agreement, Seller hereby makes the following representations and warranties, each of which is material and being relied upon by Buyer and shall be true as of the date hereof and as of the Closing: Section 9.1 Organization, Power and Authority. Seller is a limited liability company duly organized and validly existing under the laws of New York. Seller has all requisite power and authority to acquire the Property pursuant to the Existing PSA, to execute and deliver this Agreement and the Transaction Documents to which Seller is a party, and to perform its obligations hereunder and thereunder and effect the transactions contemplated hereby and thereby. All requisite limited liability company, partnership or other action has been taken to authorize and approve the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party. Section 9.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of the organizational documents of Seller; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Seller is a party or by or to which Seller or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Seller or the Property are or may be bound or subject. Section 9.3 1445 of the Code. Non-Foreign Status. Seller is not a "foreign person" as such term is defined in Section Section 9.4 Litigation and Condemnation. Seller has not received written notice of and, to the best of Seller's knowledge and belief, there are no: (a) pending or threatened claims, actions, suits, arbitrations, proceedings (including condemnation proceedings) or investigations by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by the Existing PSA or this Agreement; and (b) orders, judgments or decrees of any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by the Existing PSA or this Agreement. Section 9.5 Liabilities. To the best of Seller’s knowledge, upon the Closing, neither Buyer nor the Property will be subject to any liabilities or obligations, whether secured, unsecured, accrued, absolute, contingent or otherwise, that relate to the ownership of the Property prior to the Closing, other than the Permitted Title Exceptions. Seller has not received written notice that the Property is in violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Property, nor, to the best of Seller’s knowledge, does any such violation exist. Section 9.6 Fees. To the best of Seller’s knowledge, there are no impact, mitigation or similar fees owing or payable in connection with the construction, development, installation and/or operation of the Real Property. Section 9.7 Mechanic's Liens. As of the Closing, to the best of Seller’s knowledge, there will not be any fees, dues or other charges which are due, owing or unpaid in connection with the construction of or any repairs 17 to the Real Property. To the best of Seller’s knowledge, there are no pending or threatened claims which may or could ripen with the passage of time into a mechanic's lien upon the Real Property as the result of any contract, agreement or work performed on the Real Property. Section 9.8 Taxes and Assessments. To the best of Seller’s knowledge and except as otherwise disclosed in Seller’s Deliveries, there are no pending or threatened improvements, liens, or special assessments made or to be made against the Property by any governmental authority. Section 9.9 Construction and Condition of Improvements. To the best of Seller’s knowledge and belief and except as otherwise disclosed in Seller’s Deliveries, there are no material, latent defects in any of the Improvements, if any. Section 9.10 Contracts. To the best of Seller’s knowledge and belief, there are no Contracts with any person or entity relating to the Property which must be assumed by Buyer (or which will be deemed assumed by the Buyer upon the Buyer becoming the owner of the Property), other than the Permitted Title Exceptions. Section 9.11 Financial Statements; Books and Records. Each of the financial statements of Tenant and each Guarantor provided to Buyer pursuant to Section 4.1(a) hereof: (i) is in accord with the books and records of Tenant or such Guarantor, as the case may be; (ii) presents fairly, completely and accurately the results of operations for the respective periods covered thereby; and (iii) is prepared in accordance with generally accepted accounting principles. Section 9.12 Compliance with Laws. To the best of Seller’s knowledge and belief, Owner and Seller are each currently in compliance in all material respects with all federal (except solely with respect to any federal law that directly conflicts with state and local cannabis laws, regulations and ordinances), state and local laws, regulations and ordinances applicable to the development, ownership, operation, maintenance and management of the Real Property, and/or otherwise applicable to Owner or Seller, including, without limitation, all laws, regulations and ordinances relating to zoning, planning, land use and building restrictions, construction, Environmental Laws, subdivision, fire, health and safety, disability, alcoholic beverage sales and the cultivation, processing, storing and distributing of cannabis, cannabis-infused products and materials derived from or used in the cultivation, processing, storing and distribution of cannabis. To the best of Seller’s knowledge and belief, the Real Property is in compliance with all applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning and the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., the Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto), and Seller has not received written notice of any violation of any such laws, rules or regulations. Seller has not received any written notice nor does Seller have knowledge of any investigation that has been commenced or is contemplated respecting any such failure of compliance with applicable laws, ordinances, rules and regulations. Section 9.13 Environmental Matters. To the best of Seller's knowledge and belief, and except as may otherwise be disclosed in Seller’s Deliveries or the reports listed on Schedule 2.0 attached hereto and incorporated herein by reference: (i) the Improvements are free from Hazardous Materials; (ii) the soil, surface water and ground water of, under, on or around the Real Property are free from Hazardous Materials; and (iii) the Real Property has never been used for or in connection with the manufacture, refinement, treatment, storage, generation, disposal, transport, or hauling of any Hazardous Material in violation of applicable Environmental Laws. Section 9.14 Permits and Entitlements. To the best of Seller’s knowledge and belief, any Permits and Entitlements required to be held by Buyer or Tenant, respectively, from and after the Closing for the ownership, operation, maintenance and management of the Property are, or as of the Closing Date will be, in full force and effect. [As of the Closing,] Tenant is permitted under all applicable laws (except solely with respect to any federal law that directly conflicts with state and local cannabis laws, regulations and ordinances) and has all necessary state and local licenses and authorizations to cultivate and process cannabis plant parts and resins into products and store the same for transport, and such state and local licenses and authorizations are in full force and effect. Section 9.15 Dependent Properties. To the best of Seller’s knowledge and belief, the continued maintenance, occupancy and operation of the Real Property is not now, and on the Closing Date will not be, dependent to any extent on improvements or facilities located at any other property, and the continued maintenance, occupancy 18 and operation of any other property is not dependent to any extent on improvements or facilities located on the Real Property (including, but not limited to, the Improvements or the Personal Property). Section 9.16 Prohibited Persons and Transactions. Neither Seller, nor any of its Affiliates, nor any of their respective members or partners, and none of their respective officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities. Section 9.17 Integrity of Documents. To the best of Seller’s knowledge, Seller has furnished to Buyer all items constituting Seller's Deliveries and all of the information contained in Seller's Deliveries is true and correct and contains no misrepresentations or omissions of facts. To the best of Seller’s knowledge, the information contained in the attached Exhibits and Schedules is true and correct in all respects and contains no misrepresentations or omissions of facts. The representations and warranties of Seller contained in this Agreement are true and correct in all respects and contain no misrepresentations or omissions of facts. Section 9.18 Options to Purchase; Occupancy Rights. Seller has not previously granted any option to purchase the Property or any right of first refusal or similar rights with respect to the Property, and to the best of Seller's knowledge, no such options to purchase or rights of first refusal with respect to the Property are in existence. Seller has not entered into, and has no knowledge, of any lease or similar occupancy agreement with respect to the Real Property that will be binding upon Buyer or the Real Property as of the Closing, except for the Lease to be executed by Tenant and delivered by Seller pursuant to this Agreement. Section 9.19 Existing PSA. The Existing PSA is in full force and effect and to the best of Seller’s knowledge, there are no defaults and no event has occurred which with the giving of notice or the passage of time or both would result in a default thereunder. Section 9.20 Survival. The representations and warranties of Seller set forth in Sections 9.1, 9.2 and 9.17 hereof, as well as the right and ability of Buyer to enforce the same and/or to seek damages for its breach, shall survive the Closing. The representations and warranties of Seller set forth in Sections 9.3 through 9.16, inclusive, and Sections 9.18 and 9.19, as well as the right and ability of Buyer to enforce the same and/or to seek damages for their breach, shall survive the Closing for a period of nine (9) months. All claims, whether known or unknown, for breach by Seller of a representation or warranty as set forth in Sections 9.3 through 9.16, inclusive, hereof, and Sections 9.18 and 9.19, must be asserted in writing by Buyer and delivered to Seller on or before the expiration of such nine (9) month period or otherwise such claims shall be invalid and of no force or effect and Seller shall have no liability with respect thereto. Section 9.21 Seller's Representations and Warranties; Reimbursement for Due Diligence Costs. The continued accuracy in all material respects of the aforesaid representations and warranties is a condition precedent to Buyer's obligation to close. If any of said representations and warranties are not correct in all respects at the time the same is made or as of Closing and Seller had no knowledge of such inaccuracy when the representation or warranty was made (or when deemed remade at Closing) or if such warranty or representation becomes inaccurate on or prior to Closing other than by reason of Seller's default hereunder, Buyer may, upon being notified in writing by Seller of such occurrence on or prior to Closing, either: (a) terminate this Agreement and Escrow pursuant to the provisions of Section 8.5(a) hereof; or (b) waive such matter and proceed to Closing. If any of said representations and warranties are not correct in all respects at the time the same is made or as of Closing, and Seller had knowledge of such inaccuracy when the representation or warranty was made, or, by its default hereunder caused the representation or warranty to be inaccurate when deemed remade at Closing, Buyer may either: (i) terminate this Agreement pursuant to the provisions of Section 8.6(a) and recover from Seller all of Buyer's reasonable out-of-pocket legal and due diligence costs incurred in connection with this Agreement and its review of the Property, such amount in the aggregate not to exceed $75,000; or (ii) waive such matter and proceed to Closing. 19

ARTICLE 10 REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF BUYER Buyer hereby makes the following representations and warranties, each of which representation and warranty is: (a) material and being relied upon by Seller; and (b) true, complete and not misleading in all material respects as of the date hereof and as of the Closing. Section 10.1 Organization, Power and Authority. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Subject only to obtaining certain internal approvals on or before the expiration of the Investigation Period, (a) Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party, and to perform its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby and (b) all requisite corporate or other action has been taken to authorize and approve the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party. Section 10.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of Buyer's organization documents; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Buyer is a party or by or to which Buyer or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Buyer is or may be bound or subject. Section 10.3 Survival. The representations, warranties, covenants and agreements contained in this Agreement by Buyer are true, correct and complete and shall be deemed remade by Buyer as of the Closing, with the same force and effect as if made at that time. All representations, warranties, covenants and agreements of Buyer contained in this Article 10, as well as the right and the ability of Seller to enforce them and/or seek damages for their breach, shall survive the Closing for a period of nine (9) months. All claims, whether known or unknown, for breach by Buyer of a representation or warranty as set forth in this Article 10 must be asserted in writing by Seller and delivered to Buyer on or before the expiration of such nine (9) month period or otherwise such claims shall be invalid and of no force or effect and Buyer shall have no liability with respect thereto. ARTICLE 11 COSTS, EXPENSES AND PRORATIONS Section 11.1 Costs and Expenses. (a) Seller. Seller shall pay: (i) all recording costs, documentary transfer taxes, deed stamps and similar costs, fees and expenses payable in connection with the recordation of Seller's Deed; (ii) the cost for the ALTA Extended Coverage Policy and any endorsements thereto requested by Buyer; (iii) the cost of the Survey; (iv) one-half (1/2) of Escrow Agent's fees and costs for the Escrow; (v) Seller’s share of prorations; and (vi) Seller's attorneys' fees. (b) Buyer. Buyer shall pay: (i) one-half (1/2) of Escrow Agent's fees and costs for the Escrow; (ii) Buyer’s share of prorations; and (iii) Buyer's attorneys' fees. Section 11.2 Prorations, Costs and Expenses. (a) The following adjustments and prorations shall be made as of 12:01 a m. on the Closing Date ("Proration Date"), as though Buyer held title to the Property throughout the entire day in which the Closing occurs. Such adjustments and prorations shall be made on the basis of a 365-day year with respect to Taxes as provided in Section 11.2(a)(i) hereof, subject to the following provisions: (i) Real and Personal Property Taxes. All general and special real and personal property taxes and assessments (collectively, the "Taxes"), based on the regular tax bill for the current fiscal year (or, 20 if such tax bill has not been issued as of the date of the Closing, the regular tax bill for the fiscal year preceding the current fiscal year) shall be prorated between Seller and Buyer at the Closing as of the Proration Date. (ii) Seller’s Obligations. The Parties acknowledge and agree that in furtherance of the provisions of Section 2.3 with respect to the direct transfer of the Property from Owner to Buyer, Escrow Agent may prorate Taxes pursuant to Sections 11.2(a)(i) hereof directly between Owner and Buyer, rather than Seller and Buyer. (iii) Tenant’s Obligations. The Parties acknowledge and agree that the Tenant under the Lease will be responsible for all expenses arising out of the Property subsequent to Closing, including all Taxes that are Buyer’s obligation pursuant to Section 11.2(a), and any such Taxes chargeable to Buyer at Closing shall be paid or reimbursed by Tenant through Escrow at Closing. (b) Final Accounting. Seller and Buyer acknowledge and agree that, on the Closing Date, Seller and Buyer may not have sufficient information to conduct and complete a final proration of all items subject to proration pursuant to this Section 11.2. Accordingly, Seller and Buyer agree that, as soon as is reasonably practicable after the Closing Date, Seller and Buyer shall make a final accounting of all items relating to the Property to be prorated between Seller and Buyer pursuant to this Section 11.2. Seller further agrees that notwithstanding the fact that Taxes may be prorated directly between Owner and Buyer at Closing, Seller shall remain responsible for all Taxes that are Seller’s obligation pursuant to this Section 11.2, provided that Seller may seek reimbursement from Owner for any such amounts required to be paid by Seller after the Closing pursuant to the provisions of the Existing PSA. (c) Other Costs and Operating Expenses. All speculative builder taxes, sales taxes, excise taxes, use and utility charges, development fees, impact fees, mitigation fees, association fees or charges due for other services, materials or labor furnished to or with respect to the Property before Closing shall be paid by Seller (or Seller shall cause Owner to pay pursuant to the Existing PSA) on or before the Closing. ARTICLE 12 ACTIONS TO BE TAKEN AT THE CLOSING Section 12.1 Actions by Title Insurer or Escrow Agent. In connection with the Closing, Escrow Agent or Title Insurer, as applicable, shall take the following actions: (a) Recording. Title Insurer shall cause the Seller's Deed (with documentary transfer tax information to be affixed after recording) to be recorded in the Official Records of Fulton County, New York, and obtain a conformed copy thereof for distribution to Seller and Buyer: (b) Title Policy. Title Insurer shall issue the ALTA Extended Coverage Title Policy to Buyer. (c) Distribution of Funds. Escrow Agent shall disburse all funds deposited with Escrow Agent by Buyer in payment of the Purchase Price as follows: (i) first, deduct, pay and satisfy all items chargeable to the account of Seller pursuant to Section 11.1 hereof; (ii) second, deduct, pay and satisfy all Monetary Obligations against the Real Property; (iii) third, if, as a result of the prorations and credits pursuant to Article 11 hereof, amounts are to be charged to the account of Seller, deduct the net amount of such charges; and (iv) fourth, disburse the remaining balance of the Purchase Price to Seller promptly upon the Closing. All disbursements by Escrow Agent shall be by wire transfer of immediately available funds to the designated account of the receiving party or shall be by certified or cashier's check of Escrow Agent, as may be directed by the receiving party. (d) Distribution of Documents to Seller. Title Insurer shall disburse to Seller: (i) counterpart copies of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents, including, without limitation, Seller's Deed; and (iii) any other documents deposited into Escrow by Seller. (e) Distribution of Documents to Buyer. Title Insurer shall disburse to Buyer: (i) counterpart copies of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents; and (iii) a copy of all other documents deposited into Escrow by Buyer. 21

ARTICLE 13 BROKERS Seller and Buyer hereby represent and warrant to each other that the warranting party has not entered into nor will such warranting party enter into any agreement, arrangement or understanding with any other person or entity which will result in the obligation of the other party to pay any finder's fee, commission or similar payment in connection with the transactions contemplated by this Agreement. Seller and Buyer hereby agree to and shall indemnify, defend and hold harmless the other from and against any and all claims, costs, damages and/or liabilities arising from the breach of the foregoing representation by either Seller or Buyer, as the case may be. ARTICLE 14 INDEMNIFICATION Section 14.1 Indemnification. (a) Indemnification by Seller. Seller hereby agrees to and shall reimburse, indemnify, defend (at Buyer's option and with counsel reasonably acceptable to Buyer) and hold harmless Buyer and its affiliates and each of their respective officers, directors, shareholders, members, partners, agents, employees, successors and assigns (collectively, the "Buyer Indemnitees"), from and against any and all claims, liabilities, causes of action, losses, costs, damages, attorneys' fees, judgments and/or expenses ("Losses"), arising out of, or relating to, the following matters: (a) the breach by Seller of any of the representations, warranties and/or covenants made by Seller in or under this Agreement or any of the Transaction Documents; (b) the breach or default in the performance by Seller of any of the covenants or obligations to be performed by Seller under this Agreement or the Transaction Documents; and (c) any claims, liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, arising out of or relating to, Seller's entry onto, investigations of or the procurement of any entitlements relating to the development of the Property, which accrued prior to Closing. (b) Buyer Indemnification. Buyer hereby agrees to and shall reimburse, indemnify, defend (at Seller’s option and with counsel reasonably acceptable to Seller) and hold harmless Seller and its affiliates and each of their respective officers, directors, shareholders, members, partners, agents, employees, successors and assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses arising out of, or relating to, the following matters: (i) the breach by Seller of any of the representations, warranties and/or covenants made by Seller in or under this Agreement or any of the Transaction Documents; and (ii) the breach or default in the performance by Buyer of any of the covenants or obligations to be performed by Buyer under this Agreement or the Transaction Documents. Section 14.2 Notice and Opportunity to Defend. (a) Notice of Asserted Liability.Following the receipt by one or more of the Buyer Indemnitees or Seller Indemnitees, as applicable (hereinafter, the “Indemnitees”), of written notice of any claims, liabilities, causes of action or any other circumstances that would give rise to a claim for reimbursement or indemnification pursuant to Section 14.1 of this Agreement (“Asserted Liability”), Indemnitees shall give written notice thereof (“Claims Notice”) to Buyer or Seller, as applicable (hereinafter, the “Indemnitor”). Following the receipt of a Claims Notice, and without in any way limiting or reducing the obligations of Indemnitor pursuant to Section 14.1 hereof, Indemnitor shall defend (at Indemnitee’s option and with counsel reasonably acceptable to Indemnitee) and satisfy such Asserted Liability. All costs, fees and expenses incurred in connection with the defense and satisfaction of such Asserted Liability shall be borne by and be the sole responsibility of Indemnitor. (b) Opportunity to Defend. Without in any way limiting or reducing the obligations of Indemnitor pursuant to Section 14.1 or Section 14.2(a) hereof, Indemnitees may elect to defend (by their own counsel), compromise and/or satisfy any Asserted Liability. Without in any way limiting or reducing the obligations of Indemnitor pursuant to Section 14.1 or Section 14.2(a) hereof, if Indemnitees elect to defend (by their own counsel), compromise and/or satisfy such Asserted Liability, Indemnitees shall notify Indemnitor of Indemnitees’ intent to do so, and Seller shall cooperate in the defense, compromise and satisfaction of such Asserted Liability. All costs, fees and expenses incurred in connection with the defense, compromise and satisfaction of any such Asserted Liability shall be borne by and shall be the responsibility of Indemnitor. Furthermore, and without limiting the obligations of 22

Indemnitor pursuant to Section 14.1 or Section 14.2(a) hereof, Indemnitor shall reimburse Indemnitees for all Losses incurred by Indemnitees in connection with any such Asserted Liability. (c) Timing for Payment. In the event Indemnitees incur any Losses which were not otherwise paid or satisfied by Indemnitor pursuant to this Agreement, Indemnitees shall deliver written notice to Indemnitor advising Indemnitor that Indemnitees have incurred such Losses (“Notice of Loss”). The Notice of Loss shall include an itemization of all of the Losses which Indemnitor is required to pay pursuant to and in accordance with the terms and provisions of this Agreement. Within thirty (30) calendar days after the date of receipt by Seller of the Notice of Loss, Indemnitor shall pay to Indemnitees the aggregate amount of the Losses described in such Notice of Loss. In the event Indemnitor fails to timely pay to Indemnitees the aggregate amount of such Losses, any and all unpaid amounts shall bear interest at the greater of: (a) eighteen percent (18%) per annum; or (b) the maximum rate of interest allowable under applicable law, which interest, in either case, shall be deemed to accrue effective as of the date such payment was originally due. ARTICLE 15 MISCELLANEOUS Section 15.1 Assignment. No assignment of this Agreement or Buyer's rights or obligations hereunder shall be made by Buyer without first having obtained Seller's written approval of any such assignment, which approval may be granted or withheld in the sole and absolute discretion of Seller. Notwithstanding the foregoing, Buyer may assign this Agreement to either: (a) an affiliate of Buyer; or (b) to a tenancy in common structure in which Buyer or one or more of its affiliates are the sponsor, in each case without the prior written consent of Seller. Buyer shall notify Seller of any such permitted assignment no later than seven (7) Business Days prior to the Closing Date. Upon any such assignment, Buyer shall be fully released and discharged from any and all liabilities and obligations under this Agreement as of the Closing to the extent assignee agrees to all of Buyer’s obligations under this Agreement. Section 15.2 Notices. Except as otherwise stated in this Agreement, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) Business Day by delivery utilizing one of the methods described in (a) or (b) or the recipient otherwise confirms receipt. Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one (1) Business Day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be addressed to the Parties at the following addresses: (i) Seller's Address. If to Seller, at the following address: Vireo Health of New York, LLC 207 S. 9th Street Minneapolis, MN 55402 Attn: Michael Schroeder, General Counsel Telephone: (612) 999-1606 Email: michaelschroed@vireohealth.com (ii) Buyer's Address. If to Buyer, at the following address: IIP-NY 2 LLC 11440 West Bernardo Court, Suite 100 San Diego, California 92127 Attn: Brian Wolfe, General Counsel Telephone: (858) 997-3332 Email: brian.wolfe@iipreit.com 23

Either Party may, by notice to the other given pursuant to this Section 15.2, specify additional or different addresses for notice purposes. The Parties agree that the attorney for a Party listed above shall have the authority to deliver notices on such Party's behalf. Section 15.3 Entire Agreement. This Agreement, including the Exhibits and Schedules referred to herein, are intended by the Parties to be the final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement. This Agreement supersedes all previous representations, arrangements, agreements and understandings by and among the Parties with respect to the subject matter covered by this Agreement including, without limitation, all prior letters of intent executed between Buyer and Seller, and any such representations, arrangements, agreements and understandings are hereby canceled and terminated in all respects. Section 15.4 Amendment. No provision of this Agreement may be modified, amended, or supplemented except by an agreement in writing signed by Buyer and Seller. Section 15.5 Severability. Any provision of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Agreement shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist. Section 15.6 Remedies.No waiver of any term, covenant or condition of this Agreement shall be binding unless executed in writing by the party entitled to the benefit of such term, covenant or condition. The waiver of any breach or default of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Agreement. Except as expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to and not exclusive of any other rights, remedies, powers and privileges under this Agreement or available at law, in equity or otherwise. No failure to exercise or delay in exercising any right, remedy, power or privilege shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege. Section 15.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. Section 15.8 Attorneys' Fees. Except as otherwise expressly set forth in this Agreement, each Party shall pay its own costs and expenses incurred in connection with this Agreement and such Party's performance under this Agreement, provided, that if either Party commences an action, proceeding, demand, claim, action, cause of action or suit against the other Party arising out of or in connection with this Agreement, then the substantially prevailing Party shall be reimbursed by the other Party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing Party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed). Section 15.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to New York’s conflict of law principles. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state and federal courts located in the County of Fulton, State of New York. Section 15.10 Waiver of Jury Trial. To the extent permitted by applicable laws, the Parties waive trial by jury in any action, proceeding or counterclaim brought by the other Party hereto related to matters arising out of or in any way connected with this Agreement. Section 15.11 No Third Party Beneficiary. This Agreement is for the sole benefit of the Parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Agreement shall give or be construed to give any other person or entity any legal or equitable rights. 24

Section 15.12 Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the Parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns. Nothing in this Section 15.12 shall in any way alter the provisions of this Agreement restricting assignment. Section 15.13 Time of the Essence. Time is of the essence with respect to the performance of every provision in this Agreement. Section 15.14 Survivability. Except as otherwise provided in this Agreement to the contrary, the covenants and obligations of the Parties to this Agreement shall survive the Closing indefinitely. Section 15.15 Business Days. If the Closing Date or any other date described in this Agreement by which one Party hereto must give notice to the other Party hereto or perform or fulfill an obligation hereunder is a Calendar Day that is not a Business Day, then the Closing Date or such other date shall be automatically extended to the next succeeding Business Day. Section 15.16 Joint Liability. If more than one person or entity executes this Agreement as Seller, then (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Agreement to be kept, observed or performed by Seller, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Seller, and (b) the term "Seller" as used in this Agreement shall mean and include each of them, jointly and severally. Furthermore, all of the covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller in this Agreement and in the Transaction Documents shall be deemed to be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller and Vireo Health, Inc., a Delaware corporation (the "Joiner"), and may be enforced against either of them, concurrently and successively, in such order as Buyer may determine. Section 15.17 Construction. Buyer and Seller have each participated in the drafting and negotiation of this Agreement, and the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Buyer or Seller. Section 15.18 Independent Obligations. Notwithstanding anything to the contrary contained in this Agreement, Seller's obligations under this Agreement are independent and shall not be conditioned upon performance by Buyer. Section 15.19 Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature. Section 15.20 Covenant and Condition. Each provision of this Agreement performable by Seller shall be deemed both a covenant and a condition. Section 15.21 Reasonable Consent. Whenever consent or approval of either Party is required pursuant to this Agreement, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary in this Agreement. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] 25

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth opposite each Party's name below. SELLER: VIREO HEALTH OF NEW YORK, LLC, a New York limited liability company By: Name: Kyle Kingsley Title:CEO BUYER: IIP-NY 2 LLC, a Delaware limited liability company By: Name: Brian Wolfe Title: Vice President, General Counsel and Secretary 26

IN WITNESS WHEREOf', the Parties have executed this Agreement as of the date set forth opposite each Party's name below. SELLER: VIREO HEALTH OF NEW YORK, LLC, a New York limited liability company By: Name: Kyle Kingsley Title:CEO BUYER: IIP-NY 2 LLC, a Delaware limited liability company By: Name: Brian Wolfe Title: Vice President, General 26

JOINERS' SEPARATE UNDERTAKING Pursuant to Section 15.16 of the foregoing Agreement, for value received, the undersigned, Vireo Health, Inc., a Delaware corporation, hereby acknowledges and agrees that the covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller in the foregoing Agreement and in the Transaction Documents (as defined in the foregoing Agreement) shall be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller and of the undersigned, and may be enforced against Seller and/or the undersigned, concurrently or successively, in such order as Buyer may determine. The undersigned shall continue to be liable pursuant to this undertaking and the provisions hereof shall remain in full force and effect notwithstanding any modifications or amendment of the foregoing Agreement or the Transaction Documents or any other act, omission or conditions which might in any manner or to any extent vary the risk to the undersigned or might otherwise operate as a discharge or release of a guarantor or surety under any applicable law. The undersigned hereby fully and completely waives, releases and relinquishes (i) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (ii) any and all other defenses and rights arising under applicable law, to the extent waivable; (iii) any and all benefits of any right of discharge under any and all statues or laws relating to a guarantor or surety, and (iv) any defense based upon the impairment, modification, change, release, discharge or limitation of the liability of Seller in bankruptcy, or resulting from or pursuant to, the application of the bankruptcy or insolvency laws of or any decision of any court of the United States or any state thereof. For the avoidance of doubt, the terms and conditions of this Joiner's Separate Undertaking shall survive the Closing. VIREO HEALTH, INC., a Delaware corporation By: Name: Title: 28

CONSENT OF ESCROW AGENT The undersigned Escrow Agent hereby agrees to: (i) accept the foregoing Agreement; (ii) establish the Escrow and be Escrow Agent under said Agreement; (iii) to make all filings required under Section 6045 of the Internal Revenue Code of 1986, as amended; and (iv) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing. Dated: , 2021 SETTLEMENT CORP By Name: Todd Deckelbaum Title: Vice President 27

EXHIBIT A LEGAL DESCRIPTION OF LAND All of that tract or parcel of land situate in the Town of Perth, County of Fulton and State of New York being more particularly described as follows: Beginning at an iron rod set in the northwesterly line of County Road 117 at the northeast corner of the lands of Vireo Health of New York, LLC, running thence along the northerly line of the lands of Vireo Health of New York, LLC the following two courses: N70°18'12"W 824.41' to an iron rod set and S84°19'12"W 484.32' to an iron rod set in the line between the Town of Johnstown on the west and the Town of Perth on the east, thence running along the Town of Perth/Town of Johnstown line and through the lands of Fulton County Industrial Development Agency N05°55'15"W 2450.91' to the southeasterly line of the lands of Patricia Petrone, being 1.93' southerly of a town line monument, thence along the southeasterly line of the lands of Petrone as marked by a stone wall N51°12'20"E 176.01' to an iron pipe found, thence along the southwesterly line of the lands of George Wasyleniuk as marked by a stone wall S37°10'15"E 766.77' to an iron pipe found, thence along the southeasterly line of the lands of Wasyleniuk N51°53'55"E 593.56' to an iron pipe found, thence continuing along the southeasterly line of the lands of Wasyleniuk N50°59'51"E 428.34' to an iron rod set, thence along the southwesterly line of the lands of Wasyleniuk S36°53'41"E 891.71' to an iron pipe found, thence through the lands of Fulton County Industrial Development Agency the following five courses; S61°39'33"W 200.00' to an iron rod set, S28°20'27"E 180.00' to an iron rod set, S07°52'58"W 708.65' to an iron rod set, S47°21'19"E 275.12' to an iron rod set and S02°21'19"E 597.71' to an iron rod set in the northwesterly line of County Road 117, thence along the northwesterly line of County Road 117 the following two courses; S53°13'22"W 535.66' and thence on a curve to the left having a radius of 330.00' and a chord of S49°12'51"W 46.14' an arc length of 46.18' to the point of beginning. A-1

EXHIBIT B SELLER'S DEED BARGAIN AND SALE DEED WITH COVENANT AGAINST GRANTOR’S ACTS THIS INDENTURE, dated , 2021, between [ ], having an address at ("Grantor"), and , having an address at ("Grantee"), WITNESSETH, that Grantor in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration paid by the Grantee, the receipt and sufficiency of which are hereby acknowledged by Grantor, does hereby grant and release and assign forever unto Grantee, and the heirs, successors and assigns of Grantee: All that certain plot, piece or parcel of land situate in the Town of Perth, Fulton County, State of New York, with buildings and improvements thereon erected, situate, lying and being, as more particularly bounded and described on Exhibit “A” attached hereto and made a part hereof (the "Premises"); Being and intended to be the same premises conveyed to Grantor from [ _], by deed dated [ ], and recorded [_ ], in the Fulton County Clerk’s Office, State of New York. TOGETHER with all right, title and interest, if any, of Grantor in and to any streets and roads abutting therewith and all right, title and interest, if any, of Grantor in and to any easements, rights of way, privileges, benefits, appurtenances, hereditaments, strips, gaps and gores, and any and all other rights, if any, thereon or in any way pertaining thereto, including, without limitation, any land lying in the bed of any streets and roads abutting the Premises the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of Grantor in and to said Premises; TO HAVE AND TO HOLD the Premises herein granted, or mentioned and intended so to be, unto Grantee, and the heirs, successors and assigns of Grantee, forever; AND Grantor covenants that Grantor has not done or suffered anything whereby the Premises have been encumbered in any way whatever. AND Grantor covenants as follows: that Grantor is seized of the Premises herein granted in fee simple, and has good right to convey the same; that Grantee shall quietly enjoy the said Premises; that the said Premises are free from encumbrances; that Grantor will execute or procure any further necessary assurance of the title to said Premises; and Grantor will forever warrant the title to the Premises granted herein. AND Grantor, in compliance with Section 13 of the Lien Law, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of improvements and will apply the same first to the payment of the cost of improvements before using any part of the total of the same or any other purpose. [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Grantor has duly executed this deed the day and year first above written. GRANTOR: [ _] By: Name: Title: Signature Page to Bargain and Sale Deed with Covenant Against Grantor’s Acts

State of ) County of _) On before me, _, (insert name and title of the officer) personally appeared _, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument. WITNESS my hand and official seal. Signature (Seal) D-1 A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

EXHIBIT A TO SELLER’S DEED Legal Description D-2

BARGAIN AND SALE DEED WITH COVENANT AGAINST GRANTOR’S ACTS [ ] TO [ ] Block: Lot: County: Address: RECORD AND RETURN TO: IIP-NY 2 LLC 11440 West Bernardo Court, Suite 100 San Diego, California 92127 Attn: General Counsel D-3

EXHIBIT C INTENTIONALLY OMITTED D-4

EXHIBIT D CERTIFICATE OF NON-FOREIGN STATUS The undersigned, being duly sworn, hereby deposes, certifies and states on oath as follows: 1. That the undersigned, ("Transferor"), is duly authorized to execute this Certificate and Affidavit; 2. That Transferor's principal place of business is ; 3. That Transferor is not a "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate," as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the "Code"), and Regulations promulgated thereunder, and is not otherwise a "foreign person," as defined in Section 1445 of the Code; 4. Regulations; That Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury 5. That Transferor's United States taxpayer identification number is: ; 6. That the undersigned is making this Certificate and Affidavit pursuant to the provisions of Section 1445 of the Code in connection with the sale of the real property described on Exhibit 1 attached hereto and incorporated herein by reference, by Transferor to ("Transferee"), which sale constitutes the disposition by Transferor of a United States real property interest, for the purposes of establishing that Transferee is not required to withhold tax pursuant to Section 1445 of the Code in connection with such disposition; and 7. That the undersigned acknowledges that this Certificate and Affidavit may be disclosed to the Internal Revenue Service and other applicable governmental agencies by Transferee, that this Certificate and Affidavit is made under penalty of perjury, and that any false statement made herein could be punished by fine, imprisonment, or both. Under penalty of perjury, I declare that I have examined the foregoing Certificate and Affidavit and I hereby certify that it is true, correct and complete. TRANSFEROR: By EXHIBIT – DO NOT SIGN Title [INSERT NOTARY] D-5

Exhibit 1 To Certificate of Non-Foreign Status Legal Description of Real Property [INSERT] D-6

EXHIBIT E INTENTIONALLY OMITTED E-1

EXHIBIT F ASSIGNMENT OF PERMITS, ENTITLEMENTS AND INTANGIBLE PROPERTY THIS ASSIGNMENT OF PERMITS, ENTITLEMENTS AND INTANGIBLE PROPERTY (the "Assignment") is made and dated for reference purposes as of , 20 and is entered into by ("Assignor") in favor of ("Assignee"). RECITALS A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated [ ], 2021, as amended and assigned ("Purchase Agreement"). Unless otherwise expressly defined herein, capitalized terms used herein without definition shall have the same meaning given to such terms in the Purchase Agreement. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows: 1. Assignment by Assignor. Effective as of the Closing, Assignor hereby transfers and assigns to Assignee the Intangible Property and the Permits and Entitlements. 2. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective Parties hereto. 3. Attorneys' Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and costs incurred in such action and any appeal therefrom. 4. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of New York. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Fulton, State of New York. 5. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. 6. Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment. F-1

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written. ASSIGNOR: By EXHIBIT - DO NOT SIGN Title ASSIGNEE: By EXHIBIT - DO NOT SIGN Title F-2

EXHIBIT G GENERAL PROVISIONS OF ESCROW THESE GENERAL PROVISIONS OF ESCROW ("General Provisions"), are deemed entered into pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated September 1st, 2021, by and between Vireo Health of New York, LLC, as the "Seller,", and IIP-NY 2 LLC, as the "Buyer," as the same may be amended from time to time ("Purchase Agreement"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement. THE PARTIES UNDERSTAND AND ACKNOWLEDGE: 1. Deposit of Funds and Disbursements. Unless directed in writing by Seller or Buyer, as applicable, to establish a separate, interest-bearing account together with all necessary taxpayer reporting information, all funds received by Escrow Agent shall be deposited in general escrow accounts in a federally insured financial institution ("Depositories"). All disbursements shall be made by Escrow Agent's check or by wire transfer unless otherwise instructed in writing by the party to receive such disbursement. The Good Funds Law requires that Escrow Agent have confirmation of receipt of funds prior to disbursement. 2. Disclosure of Possible Benefits to Escrow Agent. As a result of Escrow Agent maintaining its general escrow accounts with the Depositories, Escrow Agent may receive certain financial benefits such as an array of bank services, accommodations, loans or other business transactions from the Depositories ("Collateral Benefits"). Notwithstanding the foregoing, the term Collateral Benefits shall not include any interest that accrues or is earned on the Initial Deposit and in no event and under no circumstance shall Escrow Agent be entitled to receive and retain any interest that accrues or is earned on the Initial Deposit. All Collateral Benefits shall accrue to the sole benefit of Escrow Agent and Escrow Agent shall have no obligation to account to the parties to this Escrow for the value of any such Collateral Benefits. 3. Miscellaneous Fees. Escrow Agent may incur certain additional costs on behalf of the parties for services performed by third party providers. The fees charged by Escrow Agent for such services shall not include a markup or premium over the direct cost of such services. 4. Prorations and Adjustments. All prorations and/or adjustments shall be made in accordance with the Purchase Agreement. 5. Contingency Periods. Escrow Agent shall not be responsible for monitoring contingency time periods between the Parties. 6. Reports. As an accommodation, Escrow Agent may agree to transmit orders for inspection, termite, disclosure and other reports if requested, in writing or orally, by the parties or their agents. Escrow Agent shall deliver copies of any such reports as directed. Escrow Agent is not responsible for reviewing such reports or advising the parties of the content of the same. 7. Recordation of Documents. Escrow Agent is authorized to prepare, obtain, record and deliver the necessary instruments to carry out the terms and conditions of this Escrow and, to the extent that Escrow Agent is also the Title Company, to issue the ALTA Extended Coverage Policy at Closing, subject to and in accordance with the Purchase Agreement or pursuant to separate written instructions to Escrow Agent executed by Seller. 8. Conflicting Instructions and Disputes. No notice, demand or change of instructions shall be of any effect in this Escrow unless given in writing by Seller and Buyer. In the event a demand for the Initial Deposit and/or any other amounts in this Escrow is made which is not concurred with by Seller and Buyer (regardless of who made demand therefor), Escrow Agent may elect to file a suit in interpleader and obtain an order from the court allowing Escrow Agent to deposit all funds and documents in court and have no further liability with respect thereto. If an action is brought involving this Escrow and/or Escrow Agent, Seller and Buyer agree to indemnify and hold Escrow Agent harmless against liabilities, damages and costs incurred by Escrow Agent (including reasonable attorney's fees G-1 and costs) except to the extent that such liabilities, damages and costs were caused by the negligence, gross negligence or willful misconduct of Escrow Agent. 9. Amendments to General Provisions. Any amendment to these General Provisions must be mutually agreed to by Seller and Buyer and accepted by Escrow Agent. The Purchase Agreement and these General Provisions shall constitute the entire escrow agreement between the Escrow Agent and the parties hereto with respect to the subject matter of the Escrow. 10. Copies of Documents; Authorization to Release. Escrow Agent is authorized to rely upon copies of documents, which include facsimile, electronic, NCR, or photocopies as if they were an originally executed document. If requested by Escrow Agent, the originals of such documents shall be delivered to Escrow Agent. Documents to be recorded MUST contain original signatures. Escrow Agent may furnish copies of any and all documents to the lender(s), real estate broker(s), attorney(s) and/or accountant(s) involved in this transaction upon their request. 11. Execution in Counterpart. These General Provisions and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute the same instruction. 12. Tax Reporting, Withholding and Disclosure. The Parties are advised to seek independent advice concerning the tax consequences of this transaction, including but not limited to, their withholding, reporting and disclosure obligations. Escrow Agent does not provide tax or legal advice and the parties agree to hold Escrow Agent harmless from any loss or damage that the parties may incur as a result of their failure to comply with federal and/or state tax laws. EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW, WITHHOLDING OBLIGATIONS ARE THE EXCLUSIVE OBLIGATIONS OF THE PARTIES AND ESCROW AGENT IS NOT RESPONSIBLE TO PERFORM THESE OBLIGATIONS UNLESS ESCROW AGENT AGREES IN WRITING. 13. Taxpayer Identification Number Reporting. Federal law requires Escrow Agent to report Seller's social security number and/or tax identification number, forwarding address, and the gross sales price to the Internal Revenue Service. Escrow cannot be closed nor any documents recorded until the information is provided and Seller certifies the accuracy of such information to Escrow Agent. 14. Purchase Agreement. In the event of any conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of these General Provisions, the terms and conditions of the Purchase Agreement shall govern. 15. Notices. All notices relating to these General Provisions shall be given in compliance with the Notice provisions set forth in the Purchase Agreement. G-2

EXHIBIT H FORM OF LEASE AMENDMENT [TO BE ATTACHED] H-1

THIRD AMENDMENT TO LEASE AGREEMENT THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of this day of _, 2021 (the “Amendment Effective Date”), by and between IIP-NY 2 LLC, a Delaware limited liability company (“Landlord”), and Vireo Health of New York, LLC, a New York limited liability company (“Tenant”). RECITALS A. WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of October 23, 2017, as amended by that certain First Amendment to Lease Agreement dated as of December 7, 2018, and as further amended by that certain Second Amendment to Lease Agreement dated as of April 10, 2020 (collectively, the “Existing Lease”), whereby Tenant leases the premises from Landlord located at 256 County Route 117 in Perth, New York; and B. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated. AGREEMENT NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows: 1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment. 2. Expansion of Premises. Concurrent with the execution of this Amendment, Landlord closed on the purchase of certain real property located in Perth, New York (collectively, the “Additional Parcel”), as more particularly described in that certain Purchase and Sale Agreement and Joint Escrow Instructions dated August 31, 2021, by and between Landlord and Tenant (the “Additional Parcel Purchase Agreement”). Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the Additional Parcel pursuant to the terms and conditions of the Lease. Accordingly, effective as of the Amendment Effective Date, Exhibit A to the Existing Lease is hereby deleted in its entirety and replaced with Exhibit A to this Amendment, and all references in the Lease to the “Premises” shall mean and refer to the real property described on Exhibit A attached to this Amendment, including the Buildings, shafts, cable runs, mechanical spaces, rooftop areas, landscaping, parking facilities, private drives and other improvements now or hereafter located thereon and appurtenances related thereto for use by Tenant in accordance with the Permitted Use. 3. Term. Section 3.1 of the Existing Lease is hereby amended and restated in its entirety as follows: "3.1. Term. The actual term of this Lease (as the same may be extended or earlier terminated in accordance with this Lease, the "Term") commenced on October 23, 2017 _], 20411, subject to extension or (the "Commencement Date") and shall end on [_ earlier termination of this Lease as provided herein." 1 Insert date that is 240 months from the Amendment Effective Date.

4. additional [ TI Allowance. Tenant has requested, and Landlord has agreed, to increase the TI Allowance by an ) (the “Additional TI Allowance”)2. Accordingly, the first ] Dollars ($ sentence of Section 5.1 of the Existing Lease is hereby amended and restated in its entirety as follows: "Tenant shall cause appropriate improvements consistent with the Permitted Use (the "Tenant Improvements") to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit E (the "Work Letter") at a cost to Landlord not to exceed [ ] Dollars ($ )3 (the "TI Allowance")." In addition, the second sentence of Section 5.1 of the Existing Lease is hereby amended and restated in its entirety as follow: "The TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which fee shall not exceed Twenty Thousand Dollars ($20,000.00) plus any reasonable actual out-of-pocket third-party expenses incurred by Landlord), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures." In addition, the final sentence of Section 5.2 of the Existing Lease is hereby deleted in its entirety and replaced with the following: "In addition, Landlord’s obligation to disburse any of the TI Allowance in excess of ) 4 shall be conditional upon the satisfaction [ _] Dollars ($ of the following: (a) Tenant's delivery to Landlord of a certificate of occupancy for the Premises suitable for the Permitted Use, as applicable; (b) Tenant's delivery to Landlord of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor or such other form or certification as may be reasonably acceptable to Landlord; (c) Tenant's satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter; and (d) there shall be no uncured event of default by Tenant under this Lease. Following the completion of the Tenant Improvements, Landlord may order, at Tenant’s expense, a current title report or lien search for the Premises to confirm that the Premises remains free and clear of all liens relating to the completion of the Tenant Improvements. Tenant agrees to promptly pay or reimburse Landlord for the costs relating to such title report or lien search upon receipt of an invoice from Landlord." 5. Section 18.2.6: Tenant Insurance. Section 18.2 of the Existing Lease is hereby amended to add the following new "At all times during construction Tenant shall maintain (or cause to be maintained, as applicable) in full force and effect an “all risk” builder’s risk completed value form, which form shall: (a) be on a non-reporting basis, (b) insure against all risks insured including, without limitation, fire and other perils normally included, including at Landlord’s option, terrorism, windstorm, earthquake and flood coverage, (c) for structural or non-structural 2 An amount equal to $56,300,000 less the Purchase Price paid for the Additional Parcel. 3 An amount equal to $3,360,000 (the existing TI Allowance) plus the Additional TI Allowance. 4. An amount equal to the new TI Allowance less $500,000. 2 renovation, cover 100% of any existing Building, (d) include permission to occupy the Premises, without restrictions, as appropriate, (d) have an agreed amount endorsement waiving co-insurance provisions, (e) include coverage for 100% of the reoccurring hard costs and soft costs, (f) cover losses suffered with respect to Tenant’s materials, equipment, machinery and/or supplies (whether on-site, in transit, or stored off-site) with a limit of no less than 100% of the replacement cost, (g) provide for no deductible in excess of $250,000, except with respect to earthquake, windstorm/named storm, and flood; and (h) otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, Landlord may elect to procure and maintain the coverage required pursuant to this Section 18.2.6 by providing notice to Tenant of such election." [Furthermore, Landlord and Tenant acknowledge and agree that Landlord has elected to procure and maintain the insurance required hereunder with respect to the Tenant Improvements contemplated to be constructed with the Additional TI Allowance.] [To be confirmed based upon Closing Date] 6. Tenant Work Insurance Schedule. Exhibit E-1 of the Existing Lease is hereby deleted in its entirety and replaced with Exhibit E-1 attached to this Amendment. 7. Monthly Base Rent. Notwithstanding anything in the Existing Lease to the contrary, in consideration of the Additional TI Allowance, commencing on the Amendment Effective Date: (a) the monthly Base Rent shall increase by Four Hundred Ninety-Two Thousand Six Hundred Twenty-Five Dollars ($492,625.00) (the “Additional Base Rent”), provided that the Additional Base Rent shall be phased in during the sixteen (16) month period following the Amendment Effective Date as set forth below (such sixteen month period, the “Additional Base Rent Adjustment Period”); (b) in lieu of the Base Rent adjustments set forth in Section 6.5 of the Existing Lease, the Additional Base Rent shall be subject to an annual upward adjustment of two and three-quarters percent (2.75%) of the then-current Additional Base Rent, with the first such adjustment to become effective commencing on the first anniversary of the Amendment Effective Date, and subsequent adjustments to become effective on every successive annual anniversary of the Amendment Effective Date for so long as the Lease continues in effect; and (c) the Base Rent under the Existing Lease shall be adjusted for the last five (5) years of the Term in accordance with this Amendment, subject to the adjustments set forth in the Lease, including the Base Rent adjustments set forth in Section 6.5 of the Existing Lease on each anniversary of the Commencement Date. For illustrative purposes, the chart below sets forth the incremental increases to Base Rent to account for the Additional Base Rent, subject to adjustment pursuant to this Section 7, to be phased in during the Additional Base Rent Adjustment Period, and the rent chart attached as Exhibit F to this Amendment sets forth the monthly aggregate Base Rent and Property Management Fee for the Term of the Lease, including the adjustments to Base Rent as set forth in the Lease. Amount of Additional Base Rent: 5 Additional Base Rent Adjustment Period: Month 1 Month 2 Month 3 Month 4 Month 5 Month 6 Month 7 Month 8 Month 9 Month 10 Month 11 $30,789.06 $61,578.13 $92,367.19 $123,156.25 $153,945.31 $184,734.38 $215,523.44 $246,312.50 $277,101.56 $307,890.63 $338,679.69 5 The Additional Base Rent to be phased in ratably over the Additional Base Rent Adjustment Period. The chart includes the 2.75% annual upward adjustment to the Additional Base Rent on the anniversary of the Amendment Effective Date. 3

Month 12 Month 13 Month 14 Month 15 Month 16 $369,468.75 $411,264.90 $442,900.66 $474,536.43 $506,172.19 8. Securitv Deposit. In further consideration for the Additional TI Allowance, the Security Deposit is hereby increased by One Million Three Htmdred Ninety Thousand Dollars ($1,390,000.00) (the "Additional Security Deposit") to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00), provided that the Additional Security Deposit shall be paid in installments in accordance with this Section 8. In connection with any funding of the TI Allowance, Landlord shall deduct from the amount of the TI Allowance requested by Tenant and approved by Landlord in connection with a Ftmd Request pursuant to Section6.3 of the Work Letter (the "TI Allowance Payment"), a proportionate amount of the TI Allowance Payment to be retained by Landlord as patt of the Additional Secm·ity Deposit (the "Additional Secm'itv Deposit Installment"), which propmtionate amotmt shall be determined based upon the percentage derived from dividing the amount of the TI Allowance Payment by Fifty-Six Million Three Htmdred Thousand Dollars ($56,300,000.00) until such time as the Additional Security Deposit has been fully ftmded. As an example, if the amount of the TI Allowance Payment is equal to $5,630,000 (i.e. 10% of$56,300,000), then Landlord shall retain an amom1t equal to $139,000 as pa.tt of the Security Deposit (i.e. 10% of $1,390,000.00). h1addition, the penultimate sentence in Section 6.4 of the Existing Lease is hereby deleted in its entirety. 9. Petmitted Transfer. The first sentence of Section 16.8 of the Existing Lease is hereby amended and restated in its entirety as follows: "Tenant may assign its entire interest under tllis Lease or sublease ail or a pmtion of the Premises without the consent of Landlord to: (i) an affiliate, subsidiary or parent of Tenant; (ii) any entity into wllich that Tenru1t or an affiliated party may merge or consolidate; (iii) any entity that acquires all or substantially all of the assets of Tenant; each a "Permitted Transfer" and such tra.tlSferee a "Permitted Transferee", provided that (a) Tenant notifies Landlord at least twenty (20) days prior to the effective date of any such Permitted Transfer, (b) Tenant is not in default and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) such Petmitted Transferee shall have a tru1gible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Wmth of the original Tenant on the day immediately preceding the effective date of such assiglllllent or sublease and reasonably sufficient to comply with the obligations under this Lease, (d) no assiglllllent or sublease relating to this Lease, whether with or without Landlord's consent, shaH relieve Tenant from any liability under this Lease, (e) the liability of such Petmitted Tra.IlSferee tulder either an assigmnent or sublease shall be joint and several with Tenant and each Guarantor; and (f) the ultimate pru·ent company of any Pennitted Transferee executes a GUa.I·anty in favor of Landlord substantially in the fonn attached hereto as Exhibit D." 4 to Five Hundred Seventy-Eight Thousand Four Hundred Eighty-Two and 50/100 Dollars ($578,482.50), subject to further adjustment as set forth in Section 7 of this Amendment. Within ten (10) days of receipt of an amendment to the Lease memorializing the adjustment of the Additional Base Rent pursuant to this Section 10 (the “Lease Amendment”), Tenant agrees to execute and deliver such Lease Amendment to Landlord, provided Tenant’s failure to timely deliver the Lease Amendment shall not delay or preclude the adjustments to the Additional Base Rent as set forth herein nor shall such failure negate Tenant’s liability therefor. 11. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it. 12. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. 13. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. 14. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting. 15. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant. 16. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. 17. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature. [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK] 5

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written. LANDLORD: IIP-NY 2 LLC, a Delaware limited liability company By: Name: Title: Brian Wolfe Vice President, General Counsel and Secretary TENANT: VIREO HEALTH OF NEW YORK, LLC, a New York limited liability company By: Name: Title:

EXHIBIT A PREMISES Original Premises: ALL OF THAT TRACT OR PARCEL OF LAND situate in the Town of Perth, County of Fulton and State of New York, being more particularly described as follows: BEGINNING at an iron rod set in the westerly line of County Road 117, running thence through the lands of Fulton County Industrial Development Agency the following six courses: S 65° 22’ 52” W 144.87’ to an iron rod set, S 02° 46’ 29” E 45.53’ to an iron rod set, S 31°23’32” W 209.35’ to an iron rod set, S 15°59’04” W 50.00’ to an iron rod set, N 80°02’57” W 93.32’ to an iron rod set and S 74°41’28” W 498.22’ to an iron rod set at the southeast corner of the lands of Don Brown Bus Sales, thence along the northeasterly line of Don Brown Bus Sales N 37°03’34” W 466.75’ to an iron rod set, thence along the line between the Town of Perth on the east and the Town of Johnstown on the west N 05°55’15’ W 619.76’ to an iron rod set, thence through the lands of Fulton County Industrial Development Agency the following two courses: N 84°19’12” E 484.32’ to an iron rod set and S 70°18’12” E 824.41’ to the northwesterly line of County Road 117, thence along the line of County Road 117 on a non-tangent curve to the left having a radius of 330.00’ and a chord of S 15°52’43” W 323.26’ an arc length of 337.82’ to the point of beginning, containing 20.598 acres. Also being the same premises shown on a Map entitled “Survey of a Portion of Lands of Fulton County Industrial Development Agency”, made by Ferguson & Foss Professional Land Surveyors, PC, dated May 6, 2015 and revised September 22, 2015 and recorded in the Fulton County Clerk’s Office on April 13, 2016 as Instrument No. 2016-73. Additional Premises: All of that tract or parcel of land situate in the Town of Perth, County of Fulton and State of New York being more particularly described as follows: Beginning at an iron rod set in the northwesterly line of County Road 117 at the northeast corner of the lands of Vireo Health of New York, LLC, running thence along the northerly line of the lands of Vireo Health of New York, LLC the following two courses: N70°18'12"W 824.41' to an iron rod set and S84°19'12"W 484.32' to an iron rod set in the line between the Town of Johnstown on the west and the Town of Perth on the east, thence running along the Town of Perth/Town of Johnstown line and through the lands of Fulton County Industrial Development Agency N05°55'15"W 2450.91' to the southeasterly line of the lands of Patricia Petrone, being 1.93' southerly of a town line monument, thence along the southeasterly line of the lands of Petrone as marked by a stone wall N51°12'20"E 176.01' to an iron pipe found, thence along the southwesterly line of the lands of George Wasyleniuk as marked by a stone wall S37°10'15"E 766.77' to an iron pipe found, thence along the southeasterly line of the lands of Wasyleniuk N51°53'55"E 593.56' to an iron pipe found, thence continuing along the southeasterly line of the lands of Wasyleniuk N50°59'51"E 428.34' to an iron rod set, thence along the southwesterly line of the lands of Wasyleniuk S36°53'41"E 891.71' to an iron pipe found, thence through the lands of Fulton County Industrial Development Agency the following five courses; S61°39'33"W 200.00' to an iron rod set, S28°20'27"E 180.00' to an iron rod set, S07°52'58"W 708.65' to an iron rod set, S47°21'19"E 275.12' to an iron rod set and S02°21'19"E 597.71' to an iron rod set in the northwesterly line of County Road 117, thence along the northwesterly line of County Road 117 the following two courses; S53°13'22"W 535.66' and thence on a curve to the left having a radius of 330.00' and a chord of S49°12'51"W 46.14' an arc length of 46.18' to the point of beginning.

EXHIBIT E-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

1. Claims under workers' compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.
2. Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer's liability law.
3. Claims for damages because of bodily injury, or death of any person other than Tenant's or any Tenant contractors' employees.
4. Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.
5. Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.
6. Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Tenant contractors' Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage. The policy form shall be the most current ISO form CG001, or its equivalent.

Tenant contractors' Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a.	Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.
b.	Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident
c.	Employer's Liability:	
	Each Accident	$1,000,000
	Disease – Policy Limit	$1,000,000
	Disease – Each Employee	$1,000,000
d.	Excess/Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $10,000,000 per occurrence / aggregate.
e.	Professional Liability	$1,000,000 per claim $1,000,000 aggregate
f.	Workers Compensation	Statutory Limits

Except for the professional liability coverage and any different limits that are reasonably approved by Landlord, all subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, provided the coverage for Umbrella Liability shall be no less than $3,000,000 per occurrence / aggregate. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days' prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best's rating of each insurer shall be A-VII. Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors' Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies on a primary and non-contributory basis as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation in favor of all Additional Insureds with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If any contractor's work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Contractors’ Pollution Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.

EXHIBIT F MONTHLY BASE RENT AND PROPERTY MANAGEMENT FEE SCHEDULE [See Attached]

SCHEDULE 1.0

LIST OF SELLER'S DELIVERIES

PROPERTY DILIGENCE

1) Property Acquisition: Purchase and Sale Agreement and ancillary documents regarding purchase of Property (including purchase option agreement)
2) FF&E: Detailed breakdown of FF&E now owned or expected to be acquired to support operations, including costs
3) Approvals: Evidence of approvals, zoning and permitting for the Property, including evidence of support from the local jurisdiction as necessary
4) Build-out Plans: Drawings, approvals, permitting, budgets, GC contract / bids for TI work to be done at the Property
5) Title Policy / Survey: Most recent issued policy of title insurance, together with copies of all listed exceptions, and current draft policy of title insurance as well as most recent survey
6) Environmental: Environmental reports, including those generated by third parties
7) Physical: Soils or Geological report, if available
8) Taxes: Current Property tax bills and assessor's statements of current assessed value

COMPANY DILIGENCE (to the extent not publicly available)

1) General Company Information
   a. Most recent entity structure chart, including all subs, affiliates, parent companies and ultimate beneficial owners
   b. Any new organizational documents for Tenant / Guarantor
   c. Updated list of banks with which Tenant / Guarantor has accounts
   d. Updated list of currently held dispensary, processing, and cultivation licenses and a list of licenses to be acquired / locations where a license is being applied for
   e. Evidence of state cannabis licenses, and correspondence with state authority regarding status of issuance of permanent licensing where applicable (New York, for example)
2) Financial Information
   a. Copies of most recent sales agreements with dispensaries
   b. Copies of most recent equity financing documents and capitalization table
   c. Recent loan/credit agreements, security documents, letters of credit, indemnity letters and guarantees to which Tenant / Guarantor (or any of the entities in 1.a.) is a party (including intercompany loans)
   d. Current financial projections, business plans and internal budgets
   e. Any new documents pursuant to which Tenant / Guarantor is a guarantor or is otherwise contingently liable for the obligations of another entity
   f. Most recent investor presentation

INSURANCE / LEGAL [FOR PROPERTY, GUARANTOR AND TENANT]

1) Updated schedule of insurance policies, including broker, limits, retentions and coverage bases
2) Any new notice of cancellation, termination or non-renewal or denial of liability under any policy
3) Updated loss information for the past 5 years under any insurance policy
4) Updated list of pending or threatened litigation and other claims (judicial, administrative and arbitration) by or against Tenant/ Guarantor or to which Tenant / Guarantor is a party
5) All judgments or decrees to which Tenant / Guarantor or any of its properties is subject
6) All notices and correspondence received from any governmental agency alleging any violation of law, rule or regulation, including those relating to any applicable state or local cannabis law, rule or regulation
7) Updated list of any litigation concluded during the past 3 years with a description of the disposition

Such other documents or materials concerning the Property in the possession or under the reasonable control of Seller as may be reasonably requested by Buyer.

SCHEDULE 2.0 ENVIRONMENTAL DISCLOSURE STATEMENT 1. Phase I Environmental Site Assessment dated July 22, 2021 and prepared by AEI Consultants as Project No. 442167.

SCHEDULE 3.0 EXCLUDED PROPERTY None.